Exhibit 10.1

$900,000,000

CREDIT AGREEMENT

dated as of

March 31, 2004

among

ARAMARK Services, Inc.,

ARAMARK Uniform & Career Apparel Group, Inc.,

and

ARAMARK Canada Ltd.,

as Borrowers

ARAMARK Corporation,

as Parent Guarantor

The Lenders Party Hereto,

JPMorgan Chase Bank,

as General Administrative Agent

JPMorgan Chase Bank, Toronto Branch

as Canadian Administrative Agent

and

Bank of America, N.A.,

Citibank, N.A.,

Sumitomo Mitsui Banking Corporation

and

Wachovia Bank, N.A.,

as Syndication Agents

J.P. Morgan Securities Inc.,

Lead Arranger and Bookrunner

i

Schedules

Pricing Schedule

Commitment Schedule

Exhibits

Exhibit A	—	Form of Note

Exhibit B	—	Opinion of Associate General Counsel of the Parent Guarantor

Exhibit C	—	Opinion of Davis Polk & Wardwell, Special Counsel for the Administrative Agents and the Lead Arranger

Exhibit D	—	Opinion of McMillan Binch LLP, special counsel for the Canadian Borrower

Exhibit E	—	Subsidiary Guaranty Agreement

Exhibit F	—	Management Equity Note

Exhibit G	—	Form of Invitation for Competitive Bid Quotes

Exhibit H	—	Form of Competitive Bid Quote

Exhibit I	—	Form of Notice of Rollover/Conversion

Exhibit J	—	Form of Acceptance Note

Exhibit K	—	Mandatory Costs Rate

CREDIT AGREEMENT

AGREEMENT dated as of March 31, 2004 among ARAMARK SERVICES, INC., ARAMARK UNIFORM & CAREER APPAREL GROUP, INC., and ARAMARK CANADA LTD., as Borrowers, ARAMARK CORPORATION, as Parent Guarantor, the LENDERS party hereto, JPMORGAN CHASE BANK, as General Administrative Agent, and JPMORGAN CHASE BANK, TORONTO BRANCH, as Canadian Administrative Agent.

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Acceptance Fee” means the fee payable in Canadian Dollars to each Canadian Lender in respect of Bankers’ Acceptances computed in accordance with Section 3.02(d).

“Acceptance Note” has the meaning set forth in Section 3.02(f).

“Acceptance Note Lender” has the meaning set forth in Section 3.02(f).

“Administrative Agent” means the General Administrative Agent or the Canadian Administrative Agent, as the context may require, and “Administrative Agents” means both of them. Any reference to the Administrative Agent in connection with (a) any notice given by or to the Administrative Agent, (b) any fees or other payments paid to the Administrative Agent, (c) any determination of any interest rate made by the Administrative Agent or (d) any other action taken by the Administrative Agent (i) with respect to the Canadian Facility, shall refer to the Canadian Administrative Agent and (ii) with respect to the U.S. Facility, shall refer to the General Administrative Agent.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agents and submitted to the Administrative Agents (with a copy to the Borrowers) duly completed by such Lender.

“Affiliate” means any Person (other than the Parent Guarantor or a Subsidiary) which controls, is controlled by or is under common control with the Parent Guarantor. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means the Administrative Agents and the Syndication Agents.

“Alternative Currency” means Euro or Sterling; provided that any other currency (except Dollars) shall also be an Alternative Currency if (i) either U.S. Borrower requests, by notice to the General Administrative Agent, that such currency be included as an additional Alternative Currency for purposes of this Agreement, (ii) such currency is freely transferable and is freely convertible into Dollars in the London foreign exchange market, (iii) deposits in such currency are customarily offered to banks in the London interbank market and (iv) every U.S. Lender, by notice to the General Administrative Agent, approves the inclusion of such currency as an additional Alternative Currency for purposes hereof. The U.S. Lenders’ approval of any such additional Alternative Currency may be limited to a specified maximum Dollar Amount or a specified period of time or both.

“Alternative Currency Loan” means a U.S. Syndicated Loan that is made in an Alternative Currency pursuant to the applicable Notice of Borrowing.

“Alternative Currency Sublimit” means a Dollar Amount equal to $250,000,000.

“Agreement” means this Credit Agreement.

“Applicable BA Discount Rate” means (a) with respect to any Canadian Lender that is a Schedule I Bank, as applicable to a Bankers’ Acceptance being purchased by such Schedule I Bank on any day, the CDOR Rate for bankers’ acceptances having a term and face amount comparable to the term and face amount of such Bankers’ Acceptance and (b) with respect to any Canadian Lender other than a Schedule I Bank, as applicable to a Bankers’ Acceptance being purchased by such Canadian Lender on any day, the lesser of (i) the average (as determined by the Administrative Agent) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if necessary, to the nearest 1/100th of 1%) quoted to the Administrative Agent by each Schedule II/III Reference Bank as the percentage discount rate at which such Schedule II/III Reference Bank would, in accordance with its normal practice, at or about 10:00 A.M. (Eastern time) on such day, be prepared to purchase Bankers’ Acceptances accepted by such Schedule II/III Reference Bank having a term and a face amount comparable to the term and face amount of such Bankers’ Acceptance and (ii) the rate that is 0.10% per annum in excess of the rate determined pursuant to clause (a) of this definition in connection with the relevant issuance of Bankers’ Acceptances.

“Applicable Lending Office” means, with respect to any Lender and any Loan (or other extension of credit) made (or participated in) by it hereunder, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Applicable Lending Office for

Loans (or other extensions of credit) of that nature) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Applicable Lending Office for such purpose by notice to the Borrower(s) and the Administrative Agent.

“Approved Amount” means (a) with respect to Dollars, (i) in the case of a Borrowing or Group of Euro-Currency Loans, $5,000,000 or any larger multiple of $5,000,000 and (ii) in any other case, $5,000,000 or any larger multiple of $5,000,000, (b) with respect to Canadian Dollars, C$1,000,000 or any larger multiple of C$1,000,000 and (c) with respect to any Alternative Currency, such comparable amount of such currency as may be determined by the General Administrative Agent for purposes of this Agreement.

“ARAMARK Services” means ARAMARK Services, Inc., a Delaware corporation, and its successors.

“ARAMARK Uniform” means ARAMARK Uniform & Career Apparel Group, Inc., a Delaware corporation, and its successors.

“Article 10 Share” of any Borrower means, with respect to any amount payable under Section 10.03 or 10.04, the sum of (i) to the extent such amount is properly allocable to Loans outstanding or Letter of Credit Liabilities hereunder, the portion of such amount properly allocable to the Loans outstanding or Letter of Credit Liabilities to such Borrower, (ii) to the extent such amount is properly allocable to Commitments of a particular Class, 100% to the Canadian Borrower to the extent applicable to the Canadian Commitments and 50% to each of the U.S. Borrowers to the extent allocable to the U.S. Commitments and (iii) as to any amount not covered by (i) or (ii) above, 45.5% to each U.S. Borrower and 9% to the Canadian Borrower.

“BA Discount Proceeds” means proceeds in respect of any Bankers’ Acceptance to be purchased by a Lender on any day under Section 3.02, in an amount (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing:

(a) the face amount of such Bankers’ Acceptance; by

(b) the sum of one plus the product of:

(i)	the Applicable BA Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance; and

(ii)	a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance commencing on the date of acceptance of the Bankers’ Acceptance and ending on, but excluding,

the BA Maturity Date, and the denominator of which is 365;

with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.

“BA Margin” means the applicable rate per annum determined in accordance with the Pricing Schedule.

“BA Maturity Date” means, with respect to any Bankers’ Acceptance, the date that is 30, 60, 90 or 180 days (or, subject to the prior consent of each Canadian Lender, 360 days) as the Canadian Borrower may elect in the applicable Notice of Borrowing or Notice of Rollover/Conversion, after the date of issuance of such Bankers’ Acceptance specified in such Notice of Borrowing or Notice of Rollover/Conversion; provided that:

(a) any BA Maturity Date that would otherwise fall on a day which is not a Business Day shall be extended to the next succeeding Business Day, and

(b) no BA Maturity Date may fall after the Revolving Maturity Date.

“Bankers’ Acceptance” or “BA” means a bill of exchange denominated in Canadian Dollars drawn by the Canadian Borrower and accepted by a Canadian Lender pursuant to Section 3.02, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada); provided that, to the extent the context shall require, each Acceptance Note shall be deemed to be a Bankers’ Acceptance.

“Base Rate” means (a) with respect to U.S. Base Rate Loans, the U.S. Base Rate and (b) with respect to Canadian Base Rate Loans, the Canadian Base Rate.

“Base Rate Loan” means a Canadian Base Rate Loan or a U.S. Base Rate Loan.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means a U.S. Borrower or the Canadian Borrower, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing. When used in connection with a specific Loan, Borrowing, Bankers’ Acceptance or Letter of Credit, “the Borrower” means the Borrower that is the borrower (or proposed borrower) of such Loan or Borrowing, the drawer (or proposed drawer) of such Bankers’ Acceptance or the account party (or proposed account party) for such Letter of Credit.

“Borrowing” means the aggregation of Loans (including by way of acceptance and purchase of Bankers’ Acceptances) of one or more Lenders to be made to a single Borrower pursuant to Article 2 or 3 on the same date, all of which Loans are of the same Class, Type (subject to Article 10) and currency and, except in the case of Base Rate Loans and Canadian Prime Rate Loans, have the same initial Interest Period (or BA Maturity Date, in the case of Bankers’ Acceptances).

“Branch of Account” means the branch of the Canadian Swingline Lender located at Scotia Plaza (transit # 80002), Toronto, Ontario or such other branch as the Canadian Swingline Lender may designate in writing and which is reasonably satisfactory to the Canadian Borrower.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close; provided that, when used in connection with a Canadian Loan, Canadian Letter of Credit, or Bankers’ Acceptance, the term “Business Day” shall also exclude any day on which chartered banks in Toronto are authorized by law to close; and provided further that, when used in connection with a Euro-Currency Loan, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in deposits in Dollars in the London interbank market; and provided further that, when used in connection with an Alternative Currency Loan, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in deposits in the related Alternative Currency in the London interbank market or are not open for international business in the place where the Payment Office is located.

“Canadian Administrative Agent” means JPMorgan Chase Bank, Toronto Branch, in its capacity as administrative agent for the Canadian Lenders under the Canadian Facility, and its successors in such capacity.

“Canadian Base Rate” means, for any day, a rate per annum equal to the higher of (a) the rate of interest per annum established by the Canadian Administrative Agent as the reference rate of interest then in effect for determining interest rates on commercial loans denominated in Dollars made by it in Canada and (b) the sum of one-half of one percent plus the Federal Funds Rate for such day.

“Canadian Base Rate Loan” means a Canadian Loan denominated in Dollars which bears interest calculated by reference to the Canadian Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 10.

“Canadian Borrower” means ARAMARK Canada Ltd., a corporation organized under the laws of the Province of Ontario, Canada.

“Canadian Commitment” means (a) with respect to each Canadian Lender listed on the signature pages hereof, the amount set forth opposite its name on the Commitment Schedule under the heading “Canadian Commitment” and (b) with respect to each Person which becomes a Canadian Lender pursuant to Section 10.06 or 13.07(b), the amount of the Canadian Commitment thereby assumed by it, in each case as such amount may be reduced from time to time pursuant to Sections 4.08 and 13.07(b) or increased from time to time pursuant to Section 10.06 or 13.07(b). All Canadian Commitments are denominated in Dollars.

“Canadian Committed Swingline Loan” means a loan made by the Canadian Swingline Lender pursuant to Section 3.03.

“Canadian Dollar Loan” means each Canadian Loan which is denominated in Canadian Dollars.

“Canadian Dollars” and “C$” mean the lawful currency of Canada.

“Canadian Facility” means the credit facility established under this Agreement for utilization by the Canadian Borrower.

“Canadian Issuance Notice” has the meaning set forth in Section 3.04(b).

“Canadian Issuing Lender” means, as the context may require, (i) The Bank of Nova Scotia or (ii) any Canadian Lender that becomes a Canadian Issuing Lender pursuant to Section 3.04(j) in its capacity as issuer of Canadian Letters of Credit. Each Canadian Issuing Lender must be a Schedule I Bank, a Schedule II Bank or a Schedule III Bank.

“Canadian Lender” means each bank or other financial institution listed on the signature pages hereof as a Canadian Lender, each Person which becomes a Canadian Lender pursuant to Section 10.06 or 13.07(b), and their respective successors.

“Canadian Letter of Credit” means a letter of credit issued pursuant to Section 3.04 in respect of which the Canadian Borrower is the account party.

“Canadian Letter of Credit Liabilities” means, for any Canadian Lender and at any time, such Canadian Lender’s Canadian Percentage of the sum of (a) the aggregate amount then owing by the Canadian Borrower in respect of amounts drawn under Canadian Letters of Credit and (b) the aggregate amount then available for drawing under all Canadian Letters of Credit.

“Canadian Loan” means a loan made pursuant to Article 3 and shall be deemed to include the acceptance and purchase of Bankers’ Acceptances. Canadian Loans may be denominated in Canadian Dollars (as Canadian Prime Rate Loans, Bankers’ Acceptances or Canadian Committed Swingline Loans) or in Dollars (as Canadian Base Rate Loans or Euro-Currency Loans).

“Canadian Outstandings” means, as to any Canadian Lender at any time, a Dollar Amount equal to the sum of (a) the aggregate outstanding Dollar Amount of its Canadian Syndicated Loans at such time (including the full face amount of all Bankers’ Acceptances accepted by it and outstanding at such time), (b) its Canadian Letter of Credit Liabilities at such time and (c) its Canadian Percentage of the aggregate Dollar Amount of all outstanding Canadian Committed Swingline Loans at such time.

“Canadian Percentage” means, with respect to any Canadian Lender at any time, the percentage that such Canadian Lender’s Canadian Commitment constitutes of the aggregate amount of the Canadian Commitments at such time (or if the Canadian Commitments shall have terminated, at the time of such termination, adjusted to reflect any subsequent assignments pursuant to Section 13.07).

“Canadian Prime Rate” means, for any day, a rate per annum equal to the higher of (a) the rate of interest per annum established by the Canadian Administrative Agent as the reference rate of interest then in effect for determining interest rates on commercial loans denominated in Canadian Dollars made by it in Canada and (b) the sum of ½ of 1% plus the one-month CDOR Rate for such day.

“Canadian Prime Rate Loan” means a Canadian Dollar Loan which bears interest calculated by reference to the Canadian Prime Rate pursuant to the applicable Notice of Borrowing or Notice of Rollover/Conversion or the provisions of Article 10.

“Canadian Swingline Lender” means The Bank of Nova Scotia in its capacity as Canadian Swingline Lender under Section 3.03.

“Canadian Syndicated Loan” means any Canadian Loan other than a Canadian Committed Swingline Loan.

“Canadian Total Outstanding Amount” means, at any time, the aggregate Dollar Amount of Canadian Outstandings of all Canadian Lenders at such time.

“Capital Lease” means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with generally accepted accounting principles.

“CDOR Rate” means on any date, with respect to a particular term as specified herein, the per annum rate of interest which is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for the applicable term appearing on the “Reuters Screen CDOR Page” as of 10:00 A.M. (Eastern time) on such date, or if such date is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 A.M. to reflect any error in any posted rate or in the posted average annual rate); provided, however, if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any date shall be calculated as the arithmetic mean of the rates for the applicable term applicable to Canadian Dollar bankers’ acceptances quoted by the Schedule I Reference Bank as of 10:00 A.M. (Eastern time) on such date, or if such date is not a Business Day, then on the immediately preceding Business Day.

“Class” has the meaning set forth in Section 1.03.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commitment” means a Canadian Commitment or a U.S. Commitment, and “Commitments” means all or any combination of the foregoing, as the context may require.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Committed Swingline Loan” means a Canadian Committed Swingline Loan or a U.S. Committed Swingline Loan.

“Common Stock” means the Common Stock, par value $.01 per share, of the Parent Guarantor.

“Competitive Bid Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Rates pursuant to Section 2.02.

“Competitive Bid Loan” means a loan made or to be made by a U.S. Lender pursuant to a Competitive Bid Auction.

“Competitive Bid Quote” means an offer by a U.S. Lender to make a Competitive Bid Loan in accordance with Section 2.02.

“Competitive Bid Rate” has the meaning set forth in Section 2.02(c)(ii)(C).

“Consolidated Cash Flow Available for Fixed Charges” means for any period EBITDA for such period, plus the excess (if any) of (x) the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of rental expense over (y) the aggregate amounts included in determining such Consolidated Net Income in respect of rental income (excluding any portion of such rental expense or rental income in respect of leases having a term of one year or less or in respect of Capital Leases).

“Consolidated Fixed Charges” means for any period (the “Applicable Period”) the sum of, without duplication, (i) the Consolidated Interest Charges accrued in the Applicable Period, (ii) the excess (if any) of (x) the aggregate amounts deducted in determining Consolidated Net Income for the Applicable Period in respect of rental expense over (y) the aggregate amounts included in determining such Consolidated Net Income in respect of rental income (excluding any portion of such rental expense or rental income in respect of leases having a term of one year or less or in respect of Capital Leases) and (iii) the aggregate amount of dividends accrued in the Applicable Period in respect of Series Preferred Stock.

“Consolidated Interest Charges” means for any period the aggregate interest expense of the Parent Guarantor and its Consolidated Subsidiaries for such period including, without limitation, (i) the portion of any obligation under Capital Leases allocable to interest expense in accordance with generally accepted accounting principles and (ii) the portion of any debt discount or premium arising at issuance of such debt that shall be amortized in such period.

“Consolidated Net Income” means for any period the consolidated net income of the Parent Guarantor and its Consolidated Subsidiaries for such period.

“Consolidated Subsidiary” means, at any date with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in the consolidated financial statements of such Person as of such date.

“Consolidated Tangible Assets” means at any date the consolidated assets of the Parent Guarantor and its Consolidated Subsidiaries determined as of such date less their consolidated goodwill, all determined as of such date.

“Contingent Liability” means any quantifiable obligation or liability which is of a type required to be disclosed as a contingent liability in the consolidated financial statements of the Parent Guarantor and its Consolidated Subsidiaries in accordance with generally accepted accounting principles; provided that Guarantees constitute Debt and not Contingent Liabilities.

“Credit Event” means any borrowing of a Loan, any issuance of Bankers’ Acceptances or any issuance or amendment of a Letter of Credit hereunder.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such

Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capital Leases, (v) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities, (vi) all noncontingent obligations (and, for purposes of Section 7.07, all contingent obligations) of such Person to reimburse any other Person for amounts which have been drawn under a letter of credit or similar instrument, (vii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (such Debt to have a principal amount, for purposes of determinations under this Agreement, not exceeding the net unencumbered carrying value of such asset under generally accepted accounting principles), and (viii) all Debt of others Guaranteed by such Person (such Debt to have a principal amount, for purposes of determinations under this Agreement, not exceeding the portion of such Debt Guaranteed by such Person).

“Default” means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivatives Agreement” means any agreement evidencing Lender Derivatives Obligations.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Disposition” means the sale, assignment, transfer or other disposition by any Person of any asset or assets in a transaction or series of related transactions.

“Dollar Amount” means, at any time:

(a) with respect to any Dollar-Denominated Loan, any U.S. Letter of Credit Liabilities, any Canadian Letter of Credit Liabilities denominated in Dollars and any other amount denominated in Dollars, the principal or face amount thereof then outstanding;

(b) with respect to any Bankers’ Acceptance, the face amount thereof, converted to Dollars in accordance with Section 4.15(a);

(c) with respect to any other Canadian Dollar Loan and any Canadian Letter of Credit Liabilities denominated in Canadian

Dollars, the principal or face amount thereof then outstanding, converted to Dollars in accordance with Section 4.15(a); and

(d) with respect to any Alternative Currency Loan, the principal amount thereof then outstanding, converted to Dollars in accordance with Section 4.15(b).

“Dollar-Denominated Loan” means a Loan that is made in Dollars in accordance with the applicable Notice of Borrowing.

“Dollars” and the sign “$” mean the lawful currency of the United States.

“Domestic Taxes” has the meaning set forth in Section 10.04(a).

“EBITDA” means for any period Consolidated Net Income for such period, excluding therefrom any extraordinary items of gain or loss, plus the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of (i) income taxes, (ii) Consolidated Interest Charges and (iii) depreciation, amortization and other similar non-cash charges. If the period for which EBITDA is calculated includes a date on which the Parent Guarantor or any of its Consolidated Subsidiaries made a Major Asset Acquisition or Major Asset Sale, then EBITDA for such period shall be calculated on a pro forma basis as if such acquisition or sale had occurred on the first day thereof.

“Effective Date” means the date on which each of the conditions specified in Section 5.01 is satisfied (or waived in accordance with Section 13.04).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Parent Guarantor, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent Guarantor or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro” means the single currency of the participating member states of the European Union.

“Euro-Currency Loan” means either (i) an Alternative Currency Loan or (ii) a Syndicated Loan denominated in Dollars which is made as, continued as or converted into a Euro-Currency Loan pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

“Euro-Currency Margin” means the applicable rate per annum determined pursuant to the Pricing Schedule.

“Euro-Currency Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

“Events of Default” has the meaning set forth in Section 8.01.

“Excess Contingent Liabilities” means at any time all Contingent Liabilities of the Parent Guarantor and its Subsidiaries other than:

(a) surety or fidelity bonds or letters of credit issued on behalf of the Parent Guarantor or any of its Subsidiaries issued in the normal course of business of the Parent Guarantor or such Subsidiary, as the case may be; and

(b) other Contingent Liabilities in an aggregate amount not exceeding $100,000,000.

“Excess Secured Debt” means secured Debt other than Debt secured by Liens permitted pursuant to clauses (a) through (g) of Section 7.07.

“Existing Canadian Credit Agreements” means (i) the Credit Agreement dated January 30, 2003 by and between the Canadian Borrower and National City Bank, Canada Branch and (ii) the Credit Agreement dated March 28, 2001 by and between the Canadian Borrower and Canadian Imperial Bank of Commerce, The Bank of Nova Scotia and National Bank of Canada, each as amended and in effect immediately prior to the effectiveness of this Agreement.

“Existing Credit Agreements” means the Existing Canadian Credit Agreements and the Existing U.S. Credit Agreement.

“Existing U.S. Credit Agreement” means the Credit and Guaranty Agreement dated as of January 7, 1998 among ARAMARK Services, ARAMARK Uniform, the Parent Guarantor, the banks party thereto and JPMorgan Chase Bank, as agent, as amended and in effect immediately prior to the effectiveness of this Agreement.

“Exposure” means, at any time as to any Lender, the aggregate of such Lender’s Commitments, if still in existence, or of such Lender’s Outstandings, if its Commitments are no longer in existence.

“Facility Fee Rate” means the applicable rate per annum determined pursuant to the Pricing Schedule.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the General Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financing Documents” means this Agreement, the Notes and the Subsidiary Guaranty Agreement.

“Fiscal Year” means a fiscal year of the Parent Guarantor.

“Fixed Rate Loans” means any Loans other than Base Rate Loans and Canadian Prime Rate Loans.

“General Administrative Agent” means JPMorgan Chase Bank in its capacity as administrative agent for the U.S. Lenders under the U.S. Facility and for all Lenders under this Agreement generally, and its successors in such capacity.

“Governmental Authority” means the government of the United States, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group” means, at any time, a group of Syndicated Loans of the same Class and Type consisting of (i) all such Loans which are Base Rate Loans at such time, (ii) all such Loans which are Canadian Prime Rate Loans at such time, (iii) all such Loans which are Euro-Currency Loans in the same currency and having the same Interest Period at such time or (iv) all such Loans which are Bankers’ Acceptances issued on the same date with the same BA Maturity Date; provided that if a Syndicated Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 10, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Interest Period” means:

(1) with respect to each Euro-Currency Borrowing, the period commencing on the date of such Euro-Currency Borrowing and ending one, two, three or six months thereafter, or (subject to paragraph (g) of Section 4.06) 12 months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last day of a calendar month;

(2) with respect to each Competitive Bid Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 7 nor more than 270 days) as the Borrower may elect in accordance Section 2.02; provided that any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day;

(3) with respect to each Uncommitted Swingline Loan, the period commencing on the date of such Uncommitted Swingline Loan and ending on the applicable Swingline Maturity Date;

and provided further that no Interest Period applicable to any Borrowing or Loan may end after the Revolving Maturity Date.

“Issuance Request” means a U.S. Issuance Request or a Canadian Issuance Request.

“Issuing Lenders” means a U.S. Issuing Lender or a Canadian Issuing Lender.

“LC Cut-Off Date” means the 30th day prior to the Revolving Maturity Date.

“LC Disbursement” means a payment made by an Issuing Lender in respect of a drawing under a Letter of Credit issued by it.

“Lender” means a Canadian Lender or a U.S. Lender.

“Lender Derivatives Obligations” means any Derivatives Obligations of any Borrower owing to any Person that was a Lender or an affiliate of a Lender on the trade date for any such Derivatives Obligations or any assignee of such Person.

“Lender Party” means any Agent, Issuing Lender, Swingline Lender or Lender.

“Letter of Credit” means a U.S. Letter of Credit or a Canadian Letter of Credit.

“Letter of Credit Liabilities” means, for any Lender at any time, the sum of such Lender’s Canadian Letter of Credit Liabilities at such time and such Lender’s U.S. Letter of Credit Liabilities at such time.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purpose of this Agreement, the Parent Guarantor or any of its Subsidiaries shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement or other title retention agreement relating to such asset or any Capital Lease.

“Loans” means the U.S. Loans and the Canadian Loans; provided that if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election or Notice of Rollover/Conversion, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“London Interbank Offered Rate” has the meaning set forth in Section 4.06(b).

“Major Asset Acquisition” means any acquisition for cash or other consideration by the Parent Guarantor or any of its Consolidated Subsidiaries, or any series of such acquisitions of (a) any asset, (b) any group of related assets or (c) any shares of capital stock or any other ownership interest in any Person; provided that in the case of any such acquisition, or such series of acquisitions, the aggregate of all consideration (including cash, debt assumed and the fair market value (as certified by a Principal Officer of the Parent Guarantor) of all other consideration paid by the Parent Guarantor or any of its Consolidated Subsidiaries) for or in respect of such acquisition, or such series of acquisitions, exceeds $25,000,000; and provided further that no such acquisition or series of acquisitions by the Parent Guarantor from any Consolidated Subsidiary or by any Consolidated Subsidiary from the Parent Guarantor shall constitute a Major Asset Acquisition.

“Major Asset Sale” means any Disposition by the Parent Guarantor or any of its Consolidated Subsidiaries of a Single Asset; provided that in the case of any such Disposition the aggregate of all cash, debt assigned and the fair market value (as certified by a Principal Officer of the Parent Guarantor) of all property received by the Parent Guarantor or any of its Consolidated Subsidiaries from or in respect of such Disposition exceeds $25,000,000; and provided further that (i) no such Disposition by any Wholly Owned Subsidiary of the Parent Guarantor to any other Wholly Owned Subsidiary of the Parent Guarantor shall constitute a Major Asset Sale and (ii) no Sale and Leaseback Transaction shall constitute a Major Asset Sale.

“Management Equity Note” means a subordinated promissory note of the Parent Guarantor carrying an interest rate no higher than the market interest rate payable in respect of debt with comparable terms issued by comparable issuers, substantially in the form of Exhibit F hereto, issued to management or former management (including directors) of the Parent Guarantor in exchange for shares of Common Stock pursuant to the Stockholders’ Agreement or in exchange for Series Preferred Stock.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended, supplemented or modified from time to time.

“Material Financial Obligations” means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Parent Guarantor and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $50,000,000.

“Material Plan” has the meaning set forth in Section 8.01(j).

“Material Subsidiary” means a Subsidiary that whose total assets (or in the case of any Subsidiary which itself has Subsidiaries, the consolidated total assets of such Subsidiary and its Consolidated Subsidiaries) are at least 2% of the consolidated total assets of the Parent Guarantor and its Consolidated Subsidiaries, as shown by the financial statements then most recently delivered pursuant to Section 7.01.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Syndicated Borrowing, a Notice of Competitive Bid Borrowing, a Notice of Committed Swingline Borrowing or a Notice of Uncommitted Swingline Borrowing.

“Notice of Committed Swingline Borrowing” has the meaning set forth in Section 3.03(b).

“Notice of Competitive Bid Borrowing” has the meaning set forth in Section 2.02(d).

“Notice of Interest Rate Election” has the meaning set forth in Section 4.07(a).

“Notice of Rollover/Conversion” has the meaning set forth in Section 3.02(b)(x).

“Notice of Syndicated Borrowing” has the meaning set forth in Section 4.01

“Notice of Uncommitted Swingline Borrowing” has the meaning set forth in Section 2.03(c).

“Notice of Utilization” means a Notice of Borrowing, Notice of Rollover/Conversion or an Issuance Request.

“Obligors” means the Borrowers, the Parent Guarantor and each Subsidiary from time to time party to the Subsidiary Guaranty Agreement.

“Outstandings” means Canadian Outstandings or U.S. Outstandings or all or any combination of the foregoing, as the context may require.

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Parent Guarantor” means ARAMARK Corporation, a Delaware corporation and its successors.

“Payment Office” means the office or account of the Administrative Agent at or to which payments hereunder are to be made, which shall be (a) in the case of payments in Dollars with respect to the U.S. Facility, the office of the General Administrative Agent in New York City referred to in Section 13.01, (b) in the case of payments in Canadian Dollars or in Dollars with respect to the Canadian Facility, the office of the Canadian Administrative Agent in Toronto, Ontario referred to in Section 13.01 and (c) in the case of payments in an Alternative Currency with respect to the U.S. Facility, such office or account of the General Administrative Agent as it may specify for such purpose by notice to the U.S. Borrowers and the U.S. Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title I or IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means the rate of interest publicly announced from time to time by JPMorgan Chase Bank at its main offices in New York City as its prime rate.

“Principal Officer” means the chief executive officer, chief operating officer, chief financial officer, chief accounting officer, any executive vice president, treasurer or general counsel of the Parent Guarantor or a Borrower.

“Qualification” means, with respect to any report of independent public accountants covering financial statements of a Person (excluding the audit of management’s assessment of the effectiveness of internal control over financial reporting as required by Auditing Standard No. 2), (a) an explanatory paragraph with respect to the continued existence of such Person, as contemplated by Statement on Auditing Standards No. 59, or (b) a qualification to such report (such as an “except for” statement therein) (i) resulting from a limitation on the scope of audit of such financial statements or the underlying data, (ii) resulting from a change in accounting principles to which such independent public accountants take exception or (iii) which could be eliminated by changes in financial statements or notes thereto covered by such report (such as, by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would occasion a Default, provided that neither of the following shall constitute a Qualification: (x) an explanatory paragraph relating to a change in accounting principles to which such independent public accountants take no exception or (y) an explanatory paragraph relating to the outcome or disposition of any uncertainty, including but not limited to threatened litigation, pending litigation being contested in good faith, pending or threatened claims or other contingencies, the impact of which litigation, claims, contingencies or uncertainties cannot be determined with sufficient certainty to permit quantification in such financial statements.

“Quarterly Date” means each March 31, June 30, September 30 and December 31.

“Receivables Securitization Facility” means (i) the Receivables Purchase Facility established for Aramark Receivables, LLC pursuant to the Receivables Purchase Agreement dated as of March 28, 2001 among Aramark Receivables, LLC and the other parties thereto, as amended and in effect from time to time, and (ii) any substantially similar receivable securitization facility established for the

Parent Guarantor or any of its Subsidiaries which constitutes a sale of assets pursuant to United States generally accepted accounting principles.

“Refund” has the meaning set forth in Section 10.04(h).

“Register” has the meaning set forth in Section 4.03(a).

“Required Lenders” means at any time Lenders having a majority of the Total Exposures at such time.

“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Revolving Credit Period” means the period from and including the Effective Date to but excluding the Revolving Maturity Date.

“Revolving Maturity Date” means March 31, 2009, or, if such day is not a Business Day, the next preceding Business Day.

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Parent Guarantor or any Subsidiary of any property that, or of any property similar to and used for substantially the same purposes as any other property that, has been or is to be sold, assigned, transferred or otherwise disposed of by the Parent Guarantor or any of its Subsidiaries to such Person with the intention of entering into such a lease.

“Schedule I Bank” means any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Bank” means The Bank of Nova Scotia.

“Schedule II Bank” means any Lender named on Schedule II to the Bank Act (Canada).

“Schedule II/III Reference Banks” means National City Bank, Canada Branch, and JPMorgan Chase Bank, Toronto Branch.

“Schedule III Bank” means any “authorized foreign bank” named on Schedule III to the Bank Act (Canada).

“Series Preferred Stock” means any series of Series Preferred Stock issued by the Parent Guarantor from time to time.

“Single Asset” means, in the case of any Disposition by the Parent Guarantor or any of its Consolidated Subsidiaries, (a) any asset, (b) any group of assets used in connection with the same line of business of the Parent Guarantor or such Consolidated Subsidiary prior to such sale, assignment, transfer or other disposition or (c) any shares of capital stock or any other ownership interest in any Person.

“Spot Rate” means (i) for Canadian Dollars on any day, the rate at which Canadian Dollars may be exchanged into Dollars, at the Bank of Canada’s 12:00 Noon spot rate quoted on Reuters Monitor Screen (Page BOFC) on such day (and if such day is not a Business Day, on the immediately preceding Business Day); and (ii) for any Alternative Currency on any day, the average of the Administrative Agent’s spot buying and selling rates for the exchange of such Alternative Currency and Dollars as of approximately 11:00 A.M. (London time) on such day; provided in any case that if at the time of such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Sterling” means the lawful currency of the United Kingdom.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement dated as of December 14, 1994 among the Parent Guarantor and the investors listed therein, as the same may be amended from time to time.

“Stop Issuance Notice” has the meaning specified in Section 4.17.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. As used herein, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Parent Guarantor unless otherwise specified.

“Subsidiary Guaranty Agreement” means the Subsidiary Guaranty Agreement dated as of the date hereof among the U.S. Borrowers, the Parent Guarantor and certain Subsidiaries, in the form of Exhibit E hereto.

“Swingline Lender” means the Canadian Swingline Lender or the U.S. Swingline Lender.

“Swingline Loan” means a Committed Swingline Loan or an Uncommitted Swingline Loan.

“Swingline Maturity Date” means (i) with respect to any Committed Swingline Loan, the applicable maturity date specified in Section 2.05 or 3.03, as the case may be, and (ii) with respect to any Uncommitted Swingline Loan, the maturity date specified in the applicable offer by the related U.S. Lender made pursuant to Section 2.03.

“Swingline Termination Date” means the date fifteen Business Days prior to the Revolving Maturity Date.

“Syndicated Loan” means a Canadian Syndicated Loan or a U.S. Syndicated Loan.

“Syndication Agents” means Bank of America, N.A., Citibank, N.A., Sumitomo Mitsui Banking Corporation and Wachovia Bank, N.A., each in its capacity as a Syndication Agent in respect of this Agreement.

“Total Borrowed Funds” means at any date the sum of (i) all Debt of the Parent Guarantor and its Consolidated Subsidiaries that would be required to be reflected on or referred to in a consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries at such date (including without limitation all Capital Leases of and, except as set forth below, all Debt Guaranteed by the Parent Guarantor and its Consolidated Subsidiaries but excluding (x) Debt Guaranteed by the Parent Guarantor and its Consolidated Subsidiaries outstanding on the Effective Date in an aggregate principal amount not exceeding $10,000,000 and (y) the Management Equity Notes) and (ii) Excess Contingent Liabilities.

“Total Exposure” means, at any time, the aggregate Exposures of all Lenders at such time.

“Total Outstanding Amount” means at any time, as the context may require, (a) the U.S. Total Outstanding Amount at such time or (b) the Canadian Total Outstanding Amount at such time.

“Type” has the meaning set forth in Section 1.03.

“Uncommitted Swingline Loan” means a loan made by a U.S. Lender to a U.S. Borrower in Dollars pursuant to Section 2.03.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of  1/2 of 1% plus the Federal Funds Rate for such day.

“U.S. Base Rate Loan” means a U.S. Loan denominated in Dollars which bears interest calculated by reference to the U.S. Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 10.

“U.S. Borrower” means either ARAMARK Services or ARAMARK Uniform.

“U.S. Commitment” means (a) with respect to each U.S. Lender listed on the signature pages hereof, the amount set forth opposite its name on the Commitment Schedule under the heading “U.S. Commitment” and (b) with respect to each Person which becomes a U.S. Lender pursuant to Section 10.06 or 13.07(b), the amount of the U.S. Commitment thereby assumed by it, in each case as such amount may be reduced from time to time pursuant to Section 4.08, or 13.07(b), or increased from time to time pursuant to Section 10.06 or 13.07(b).

“U.S. Committed Outstandings” means, as to any U.S. Lender at any time, a Dollar Amount equal to the sum of (a) the aggregate outstanding Dollar Amount of its U.S. Syndicated Loans at such time, (b) its U.S. Letter of Credit Liabilities at such time and (c) its U.S. Percentage of the aggregate Dollar Amount of all outstanding U.S. Committed Swingline Loans at such time.

“U.S. Committed Swingline Loan” means a loan made in Dollars to a U.S. Borrower pursuant to Section 2.05.

“U.S. Facility” means the credit facility established under this Agreement for utilization by the U.S. Borrowers.

“U.S. Issuance Request” has the meaning set forth in Section 2.04(b).

“U.S. Issuing Lender” means, as the context may require, (i) JPMorgan Chase Bank or (ii) any other U.S. Lender that becomes a U.S. Issuing Lender pursuant to Section 2.04(j) in its capacity as issuer of U.S. Letters of Credit.

“U.S. Lender” means each bank or other financial institution listed on the signature pages hereof as a U.S. Lender, each Person which becomes a U.S. Lender pursuant to Section 10.06 or 13.07(b), and their respective successors.

“U.S. Letter of Credit” means a letter of credit issued pursuant to Section 2.04 in respect of which a U.S. Borrower is the account party.

“U.S. Letter of Credit Liabilities” means, for any U.S. Lender at any time, such U.S. Lender’s U.S. Percentage of the sum of (a) the aggregate amount then owing by the U.S. Borrowers in respect of amounts drawn under U.S. Letters of Credit and (b) the aggregate amount then available for drawing under all outstanding U.S. Letters of Credit.

“U.S. Loan” means a Loan made pursuant to Article 2. U.S. Loans may be denominated in Dollars (as U.S. Syndicated Loans, Competitive Bid Loans or Swingline Loans) or in an Alternative Currency (as Euro-Currency Loans).

“U.S. Outstandings” means, as to any U.S. Lender at any time, a Dollar Amount equal to the sum of (a) such U.S. Lender’s U.S. Committed Outstandings and (b) the aggregate principal amount of such U.S. Lender’s Competitive Bid Loans and Uncommitted Swingline Loans.

“U.S. Percentage” means, with respect to any U.S. Lender at any time, the percentage that such U.S. Lender’s U.S. Commitment constitutes of the aggregate amount of the U.S. Commitments at such time (or if the U.S. Commitments shall have terminated, at the time of such termination, adjusted to reflect any subsequent assignments pursuant to Section 13.07(b)).

“U.S. Swingline Lender” means JPMorgan Chase Bank in its capacity as U.S. Swingline Lender under Section 2.05.

“U.S. Syndicated Loan” means any U.S. Loan other than a Competitive Bid Loan or a Swingline Loan.

“U.S. Total Outstanding Amount” means, at any time, the aggregate U.S. Outstandings of all U.S. Lenders at such time.

“Wholly Owned Domestic Material Subsidiary” means, with respect to any Person, a Wholly Owned Subsidiary that (i) is organized under the laws of the United States, any state thereof or any political subdivision thereof or therein and (ii) whose total assets (or in the case of any Subsidiary which itself has Subsidiaries, the consolidated total assets of such Subsidiary and its Consolidated Subsidiaries) are at least 2% of the consolidated total assets of the Parent Guarantor and its Consolidated Subsidiaries, as shown by the financial statements then most recently delivered pursuant to Section 7.01; provided that if the Parent Guarantor determines in good faith that a Subsidiary does not have consolidated assets of at least 2% of the consolidated total assets of the Parent Guarantor and its Consolidated Subsidiaries as at any fiscal year-end, such determination shall be conclusive for purposes of this Agreement and the Subsidiary Guaranty Agreement for a period of 270 days following such fiscal year-end.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary all of the shares of capital stock or other ownership interests of which

(except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

Section 1.02. Accounting Terms and Determinations. (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited consolidated financial statements of the Parent Guarantor and its Consolidated Subsidiaries referred to in paragraph (a) of Section 6.04 (except for changes to which independent public accountants for the Parent Guarantor take no exception) provided that, if the Borrowers notify the General Administrative Agent that the Borrowers wish to amend any covenant in Article 7 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the General Administrative Agent notifies the Borrowers that the Required Lenders wish to amend Article 7 for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent Guarantor, the Borrowers and the Required Lenders.

Section 1.03. Classes and Types of Loans. (a) Loans hereunder are differentiated by Class and by Type, Letters of Credit hereunder are differentiated by Class and Commitments hereunder are differentiated by Class. The “Class” of a Loan or Loans (or of a Borrowing comprised of such Loans or of a Commitment to make such Loans) or of a Letter of Credit or Letters of Credit (or of a commitment to issue or participate in such Letter of Credit or Letters of Credit) refers to the determination whether such Loans are Canadian Loans or Letters of Credit or U.S. Loan or Letters of Credit. The “Type” of a Loan refers to the basis upon which interest accrues (or, in the case of Bankers’ Acceptances, Acceptance Fees accrue and the applicable discount rate is determined) on such Loan (e.g., Euro-Currency Loans or Canadian Prime Rate Loans are each a Type of Loan and, for greater certainty, the acceptance and purchase of Bankers’ Acceptances is deemed to be a Type of Loan or Borrowing). Loans hereunder (and Borrowings comprised of such Loans) may be identified by Class and Type (e.g., a Euro-Currency Canadian Borrowing is a Borrowing comprised of Canadian Loans denominated in Dollars which bear interest calculated by reference to the London Interbank Offered Rate).

Section 1.04. Terms Generally. (a) The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE 2

THE U.S. FACILITY

Section 2.01. Commitments to Lend. (a) During the Revolving Credit Period each U.S. Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to either U.S. Borrower pursuant to this Section from time to time (which may be denominated in Dollars or any Alternative Currency as the Borrower elects pursuant to Section 4.01); provided that, immediately after each such loan is made, (x) the amount of such U.S. Lender’s U.S. Committed Outstandings shall not exceed the amount of its U.S. Commitment, (y) the aggregate Dollar Amount of Alternative Currency Loans shall not exceed the Alternative Currency Sublimit and (z) the U.S. Total Outstanding Amount shall not exceed the aggregate amount of the U.S. Commitments. Each Borrowing under this Section shall be in an Approved Amount (except that (i) any such Borrowing may be in the aggregate amount available in accordance with the preceding sentence and (ii) any Borrowing made to reimburse an LC Disbursement pursuant to Section 2.04 may be in the amount of such LC Disbursement) and shall be made from the several U.S. Lenders ratably in proportion to their respective U.S. Commitments. Within the foregoing limits, the U.S. Borrowers may borrow under this Section, repay or, to the extent permitted by Section 4.10, prepay Loans and reborrow at any time during the Revolving Credit Period pursuant to this Section.

Section 2.02. Competitive Bid Borrowings. (a) The Competitive Bid Option. Either U.S. Borrower may at any time during the Revolving Credit Period, as set forth in this Section 2.02, (i) request the U.S. Lenders to make offers to make Competitive Bid Loans in Dollars to such Borrower or (ii) request the Administrative Agent to solicit such offers on behalf of such Borrower; provided that any request pursuant to (ii) above shall specify the date, principal amount and Interest Period of such proposed Borrowing and shall be received by

1:00 P.M. (Eastern time) two Business Days prior to the date of Borrowing proposed therein. The U.S. Lenders may, but shall have no obligation to, make such offers and such Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.02. A U.S. Borrower may not request or accept any offer to make a Competitive Bid Loan if, after giving effect thereto, the U.S. Total Outstanding Amount would exceed the aggregate amount of the U.S. Commitments. Each Competitive Bid Loan made by a U.S. Lender shall not affect such Lender’s obligations hereunder to make U.S. Syndicated Loans and participate in U.S. Committed Swingline Loans and U.S. Letters of Credit.

(b) Competitive Bid Quote Request. When a Borrower, or the Administrative Agent on behalf of a Borrower, wishes to request offers to make Competitive Bid Loans under this Section 2.02, it shall transmit an Invitation for Competitive Bid Quotes substantially in the form of Exhibit G hereto to each of the U.S. Lenders by facsimile transmission so as to be received no later than 11:00 A.M. (Eastern time) on the Business Day next preceding the date of Borrowing proposed therein specifying:

(i) the proposed date of Borrowing, which shall be a Business Day,

(ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $1,000,000, and

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

The Borrower, or the Administrative Agent on behalf of the Borrower, may request offers to make Competitive Bid Loans for up to six different Interest Periods in a single Invitation for Competitive Bid Quotes. No Invitation for Competitive Bid Quotes shall be given within three Business Days of any other Invitation for Competitive Bid Quotes.

(c) Submission and Contents of Competitive Bid Quotes. (i) Each U.S. Lender may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (c) and must be submitted to the Person indicated in the applicable Invitation for Competitive Bid Quotes by facsimile transmission at its offices specified in or pursuant to Section 13.01 not later than 11:00 A.M. (Eastern time) on the proposed date of Borrowing. Subject to Articles 5 and 8, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Borrower.

(ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit H hereto and shall in any case specify:

(A) the proposed date of Borrowing,

(B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the U.S. Commitment of the quoting U.S. Lender, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting U.S. Lender may be accepted,

(C) the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Competitive Bid Rate”) offered for each such Competitive Bid Loan, and

(D) the identity of the quoting U.S. Lender.

A Competitive Bid Quote may set forth up to five separate offers by the quoting U.S. Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(iii) Any Competitive Bid Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit H hereto or does not specify all of the information required by subsection (c)(ii);

(B) except as provided in subsection (c)(ii)(B)(z), contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(D) arrives after the time set forth in subsection (c)(i).

In the case of Competitive Bid Quotes solicited by the Administrative Agent, the Administrative Agent shall promptly notify the Borrower of the Competitive Bid Rate and the principal amount specified in each Competitive Bid Quote and the identity of the U.S. Lender that shall have made such Competitive Bid Quote.

(d) Acceptance and Notice by Borrower. Not later than 12:00 P.M. (Eastern time) on the proposed date of Borrowing, the Borrower shall notify the

Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (c) and, in the case of Competitive Bid Quotes solicited by the Administrative Agent, the Administrative Agent shall further notify each bidding U.S. Lender whether or not its Competitive Bid Quote has been accepted. In the case of acceptance, each such notice (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Invitation for Competitive Bid Quotes,

(ii) the principal amount of each Competitive Bid Borrowing must be $5,000,000 or a larger multiple of $1,000,000,

(iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Rates and without regard to any Competitive Bid Quote submitted by a U.S. Lender that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender in response to the same Invitation for Competitive Bid Quotes, unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote,

(iv) the Borrower may not accept any offer that is described in subsection (c)(iii) or that otherwise fails to comply with the requirements of this Agreement, and

(v) the absence of timely acceptance by the Borrower in accordance with this subsection (d) shall constitute rejection of all related Competitive Bid Quotes.

(e) Allocation Among Lenders. If offers are made by two or more U.S. Lenders with the same Competitive Bid Rates, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Borrower among such U.S. Lenders as nearly as possible (in multiples of $1,000,000) in proportion to the aggregate principal amounts of such offers. Such determinations of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

(f) With respect to each Competitive Bid Auction for which the Administrative Agent solicits Competitive Bid Quotes on behalf of a Borrower, if the Administrative Agent shall elect to submit a Competitive Bid Quote in its capacity as a U.S. Lender, it shall submit such Competitive Bid Quote directly to the Borrower at least one quarter of an hour earlier than the time by which the other U.S. Lenders are required to submit their Competitive Bid Quotes to the Administrative Agent pursuant to paragraph (c) of this Section.

Section 2.03. Uncommitted Swingline Loans. (a) Either U.S. Borrower may at any time during the Revolving Credit Period request any or all of the U.S. Lenders to offer to make Uncommitted Swing Line Loans in Dollars on same day notice pursuant to this Section 2.03. No U.S. Lender shall have any obligation to make such an offer, and the Borrower shall have no obligation to request or accept any such offer. Each Uncommitted Swingline Loan made by a U.S. Lender shall not affect such Lender’s obligations hereunder to make U.S. Syndicated Loans and participate in U.S. Committed Swingline Loans and U.S. Letters of Credit.

(b) A U.S. Borrower may not request or accept any offer to make an Uncommitted Swingline Loan:

(i) the final maturity date of which is more than 270 days after the date of such Uncommitted Swingline Loan; or

(ii) if, after giving effect thereto, the U.S. Total Outstanding Amount would exceed the aggregate amount of the U.S. Commitments.

(c) Each U.S. Borrower shall promptly notify the Administrative Agent of its acceptance or non-acceptance of any offers to make Uncommitted Swingline Loans pursuant to this Section 2.03. In the case of acceptance, each such notice (a “Notice of Uncommitted Swingline Borrowing”) shall specify the principal amount of each offer that is accepted and the applicable Swingline Maturity Date.

Section 2.04. U.S. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, either U.S. Borrower may request the issuance of U.S. Letters of Credit denominated in Dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the U.S. Issuing Lender, from time to time prior to the LC Cut-off Date, so long as no Stop Issuance Notice is in effect. If the terms and conditions of any form of letter of credit application or other agreement submitted by a U.S. Borrower to, or entered into by a U.S. Borrower with, any U.S. Issuing Lender relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a U.S. Letter of Credit (or the amendment, renewal or extension of an outstanding U.S. Letter of Credit), the U.S. Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender)

to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice (a “U.S. Issuance Request”) requesting the issuance of a U.S. Letter of Credit, or identifying the U.S. Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.04(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form (with such changes as are agreed by such Issuing Lender and the Borrower) in connection with any request for a U.S. Letter of Credit. A U.S. Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each U.S. Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Dollar Amount of all U.S. Letter of Credit Liabilities will not exceed $150,000,000 and (ii) the U.S. Total Outstanding Amount will not exceed the aggregate amount of the U.S. Commitments then in effect.

(c) Expiration Date. Each U.S. Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is twelve months after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, twelve months after such renewal or extension) and (ii) the date that is five Business Days before the Revolving Maturity Date.

(d) Participations. Effective upon the issuance of a U.S. Letter of Credit (or an amendment to a U.S. Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the U.S. Lenders, the applicable Issuing Lender grants to each U.S. Lender, and each U.S. Lender acquires from such Issuing Lender, a participation in such U.S. Letter of Credit equal to such U.S. Lender’s U.S. Percentage of the aggregate amount available to be drawn thereunder. Pursuant to such participation, each U.S. Lender agrees to pay to the Administrative Agent, for the account of the applicable Issuing Lender, such U.S. Lender’s U.S. Percentage of (i) each LC Disbursement made by such Issuing Lender and not reimbursed by the Borrower on the date due as provided in Section 2.04(e) and (ii) any reimbursement payment required to be refunded to the Borrower for any reason. Each U.S. Lender’s obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any, without limitation, amendment, renewal or extension of any U.S. Letter of Credit or any of the circumstances identified in Section 2.04(f).

(e) Reimbursement. If any U.S. Issuing Lender makes any LC Disbursement under a U.S. Letter of Credit issued by it, the Borrower shall reimburse such Issuing Lender by paying an amount equal to such LC Disbursement to the Administrative Agent not later than 12:00 noon, Eastern time, on the day that such LC Disbursement is made, if the Borrower receives notice of such LC Disbursement before 10:00 A.M., Eastern time, on such day, or, if such notice has not been received by the Borrower before such time on such day, then not later than 12:00 noon, Eastern time, on (i) the Business Day that the Borrower receives such notice, if such notice is received before 10:00 A.M., Eastern time, on the day of receipt, or (ii) the next Business Day, if such notice is not received before such time on the day of receipt; provided that, if the Dollar Amount of such LC Disbursement is at least $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 4.01 that such payment be made with the proceeds of a Base Rate Loan in an equivalent Dollar Amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each U.S. Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such U.S. Lender’s U.S. Percentage thereof. Promptly after it receives such notice, each U.S. Lender shall pay to the Administrative Agent its U.S. Percentage of the payment then due from the Borrower, in the same manner as is provided in Section 4.02 with respect to Loans made by such U.S. Lender (and Section 4.02(b) shall apply, mutatis mutandis, to such payment obligations of the U.S. Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the U.S. Lenders. If a U.S. Lender makes a payment pursuant to this subsection to reimburse an Issuing Lender for any LC Disbursement (other than by funding Base Rate Loans as contemplated above), (i) such payment will not constitute a Loan and will not relieve the Borrower of its obligation to reimburse such LC Disbursement and (ii) such U.S. Lender will be subrogated to its pro rata share of the applicable Issuing Lender’s claim against the Borrower for such reimbursement. Promptly after the Administrative Agent receives any payment from a U.S. Borrower pursuant to this subsection, the Administrative Agent will distribute such payment to the applicable Issuing Lender or, if U.S. Lenders have made payments pursuant to this subsection to reimburse such Issuing Lender, then to such U.S. Lenders and such Issuing Lender as their interests may appear.

(f) Obligations Absolute. A U.S. Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.04(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any U.S. Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a U.S. Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Lender under a U.S. Letter of Credit issued by it against presentation of a draft or other document that does not comply with the terms of such U.S. Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower’s obligations hereunder, provided that this Section 2.04(f) shall not limit the rights of a Borrower under Section 2.04(g).

(g) Indemnification. None of the Administrative Agent, the Lenders, the Issuing Lenders and their respective affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that notwithstanding Section 2.04(f), the Borrower shall have a claim against an Issuing Lender to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable law) suffered by it that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of an Issuing Lender, such Issuing Lender shall be deemed to have exercised care in each such determination. Without limiting the generality of the foregoing, the parties hereto agree that (A) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in the exercise of its sole discretion (acting without gross negligence or willful misconduct), accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary or (B) the applicable Issuing Lender may, in its sole discretion, refuse to accept and make payment upon documents presented if such documents do not strictly comply with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each U.S. Issuing Lender shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Each U.S. Issuing Lender shall promptly notify the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve the applicable Borrower of its obligation to reimburse such Issuing Lender with respect to any such LC Disbursement.

(i) Interim Interest. Unless a Borrower reimburses an LC Disbursement in full on the day it is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to U.S. Base Rate Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.04(e), then Section 4.06(e) shall apply. Interest accrued pursuant to this subsection shall be for the account of the applicable Issuing Lender, except that a pro rata share of interest accrued on and after the day that any U.S. Lender reimburses such Issuing Lender for a portion of such LC Disbursement pursuant to Section 2.04(e) shall be for the account of such U.S. Lender.

(j) Additional Issuing Lenders. The U.S. Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such U.S. Lender, designate one or more additional U.S. Lenders to act as an Issuing Lender under the terms of this Agreement.

Section 2.05. U.S. Committed Swingline Loans. (a) Agreement to Lend. From time to time prior to the Swingline Termination Date, so long as no Stop Issuance Notice is in effect, the U.S. Swingline Lender agrees, on the terms and conditions set forth in this Agreement, to make loans in Dollars to either U.S. Borrower pursuant to this subsection in amounts such that at any time (i) the U.S. Total Outstanding Amount does not exceed the aggregate amount of the U.S. Commitments; and (ii) the aggregate outstanding principal amount of all U.S. Committed Swingline Loans does not exceed $25,000,000. Each U.S. Committed Swingline Loan shall be in a principal amount of $1,000,000 or any larger multiple thereof. No Committed Swingline Loan may be used to refinance an outstanding Committed Swingline Loan. Within the foregoing limits, the U.S. Borrowers may borrow under this Section 2.05, prepay U.S. Committed Swingline Loans and reborrow at any time prior to the Swingline Termination Date under this Section 2.05.

(b) Swingline Borrowing Procedure. The Borrower shall give the Administrative Agent and the U.S. Swingline Lender notice not later than 2:00 P.M. (Eastern time) on the date of each Committed Swingline Loan, specifying the amount of such Loan and the date of such borrowing, which shall be a Business Day. Not later than 3:00 P.M. (Eastern time) on the date of each U.S. Committed Swingline Loan, the U.S. Swingline Lender shall, unless it determines that any applicable condition specified in Article 5 has not been satisfied or a Stop Issuance Notice is in effect, make available the amount of such Loan, in Federal or other funds immediately available in New York City, to the Borrower at the U.S. Swingline Lender’s address specified in or pursuant to Section 13.01.

(c) Interest. Each U.S. Committed Swingline Loan shall bear interest on the outstanding principal amount thereof, payable at maturity, at a rate per annum equal to the Base Rate for such day (or such other rate per annum as the U.S. Swingline Lender and the Borrower may mutually agree). Such interest shall be payable at the maturity of such Loan and, with respect to the principal amount of any U.S. Committed Swingline Loan prepaid pursuant to subsection (d) or (e) below, upon the date of such prepayment. Any overdue principal of or interest on any U.S. Committed Swingline Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the Base Rate for such day plus 2%.

(d) Maturity; Mandatory Prepayment. Each U.S. Committed Swingline Loan shall mature, and the principal amount thereof shall be due and payable, on the date falling ten Business Days after such Loan is made. In addition, on the date of each Borrowing of U.S. Revolving Loans denominated in Dollars pursuant to Section 2.01, the Administrative Agent shall apply the proceeds thereof to prepay all U.S. Committed Swingline Loans then outstanding.

(e) Optional Prepayment. The Borrower may prepay any U.S. Committed Swingline Loan in whole at any time, or from time to time in part in a principal amount of $1,000,000 or any larger multiple thereof, by giving notice of such prepayment to the U.S. Swingline Lender and the Administrative Agent not later than 2:00 P.M. (Eastern time) on the date of prepayment.

(f) Funding Losses. Prepayment of any U.S. Committed Swingline Loan which is a Fixed Rate Loan pursuant to subsection (d) or (e) above shall be subject to the provisions of Section 4.12, and for this purpose such Swingline Loan shall be deemed to have an Interest Period from and including the date such Swingline Loan was made to but not including its maturity date.

(g) Payments. All payments to the U.S. Swingline Lender under this Section 2.05 shall be made to it at its address specified in or pursuant to Section 13.01 in Federal or other funds immediately available in New York City, not later than 3:00 P.M. (Eastern time) on the date of payment.

(h) Refunding Unpaid Swingline Loans. If (w) any U.S. Committed Swingline Loan is not paid in full on its maturity date and the U.S. Swingline Lender so requests, (x) the U.S. Committed Swingline Loans become immediately due and payable pursuant to Section 8.01, (y) the U.S. Commitments terminate at a time any U.S. Committed Swingline Loans are outstanding, or (z) requested by the U.S. Swingline Lender by notice given to the Administrative Agent not later than 10:00 A.M. (Eastern time) on any Business Day, the Administrative Agent shall, by notice to the U.S. Lenders (including the U.S. Swingline Lender, in its capacity as a U.S. Lender), require each U.S. Lender to pay to the Administrative Agent for the account of the U.S. Swingline Lender an amount equal to such U.S. Lender’s U.S. Percentage of the aggregate unpaid principal amount of the U.S. Committed Swingline Loans. Such notice shall specify the date on which such payments are to be made, which shall be the first Business Day after such notice is given. Not later than 3:00 P.M. (Eastern time) on the date so specified, each U.S. Lender shall pay the amount so notified to it to the Administrative Agent at the Payment Office in Federal or other funds immediately available in New York City. Promptly upon receipt thereof, the Administrative Agent shall remit such amounts to the U.S. Swingline Lender. The amount so paid by each U.S. Lender shall constitute a Base Rate Loan to the Borrower and shall be applied by the U.S. Swingline Lender to repay the outstanding U.S. Committed Swingline Loans.

(i) Purchase of Participations in U.S. Committed Swingline Loans. If at the time Loans would have otherwise been made pursuant to Section 2.05(h), one of the events described in Section 8.01(h) or Section 8.01(i) with respect to the Borrower shall have occurred and be continuing or the U.S. Commitments shall have terminated, each U.S. Lender shall, on the date such Loans would have been made pursuant to the notice from the Administrative Agent to the U.S. Lenders referred to in Section 2.05(h) (the “U.S. Refunding Date”), purchase an undivided participating interest in the relevant U.S. Committed Swingline Loans in an amount equal to such U.S. Lender’s U.S. Percentage of the principal amount of each such Loan. On the U.S. Refunding Date, each U.S. Lender shall transfer to the Administrative Agent, for the account of the U.S. Swingline Lender, in immediately available funds, such amount.

(j) Payments on Participated Swingline Loans. Whenever, at any time after the U.S. Swingline Lender has received from any U.S. Lender such U.S. Lender’s payment pursuant to Section 2.05(h), the U.S. Swingline Lender receives any payment on account of the Loans in which the U.S. Lenders have purchased participations pursuant to Section 2.05(i), its receipt of such payment will be as agent for and for the account of each such Lender and the U.S. Swingline Lender will promptly distribute to each such Lender its ratable share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Lender’s participating interest was outstanding and funded); provided that in the event that such payment received by the U.S. Swingline Lender is required to be returned, each such U.S. Lender will return to such Swingline Lender any portion thereof previously distributed to it by the U.S. Swingline Lender.

(k) Obligations to Refund or Purchase Participations in Swingline Loans Absolute. Each U.S. Lender’s obligation to fund a Loan as provided in Section 2.05(h) or to purchase a participating interest pursuant to Section 2.05(i) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender, any Obligor or any other Person may have against the U.S. Swingline Lender or any other Person, (ii) the occurrence or continuance of a Default or the termination or reduction of any U.S. Commitments, any adverse change in the condition (financial or otherwise) of any Obligor or any other Person, any breach of this Agreement by any Obligor, any other Lender or any other Person or any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

ARTICLE 3

THE CANADIAN FACILITY

Section 3.01. Commitments to Lend. During the Revolving Credit Period, each Canadian Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans denominated in Dollars or in Canadian Dollars to the Canadian Borrower pursuant to this Section from time to time; provided that, immediately after each such Canadian Loan is made, the amount of such Canadian Lender’s Canadian Outstandings shall not exceed the amount of its Canadian Commitment. Each Borrowing under this Section shall be in an Approved Amount (except that (i) any Borrowing may be in the aggregate amount available in accordance with the preceding sentence, (ii) any Borrowing made pursuant to Section 3.03 may be made in the amounts set forth therein and (iii) any Borrowing made to reimburse an LC Disbursement pursuant to Section 3.04 may be in the amount of such LC Disbursement) and shall be made from the several Canadian Lenders in proportion to their respective Canadian Commitments. Within the foregoing limits, the Canadian Borrower may borrow under this Section, repay or, to the extent permitted by Section 4.10, prepay Loans and reborrow at any time during the Revolving Credit Period.

Section 3.02. Bankers’ Acceptances. (a) Acceptance Commitment. The Canadian Borrower may issue Bankers’ Acceptances denominated in Canadian Dollars, for purchase by the Canadian Lenders hereunder, in each case in accordance with the provisions of this Section 3.02; provided that, immediately after each such Bankers’ Acceptance is issued by the Canadian Borrower and purchased by the applicable Canadian Lender, the amount of such Canadian Lender’s Canadian Outstandings shall not exceed the amount of its Canadian Commitment.

(b) Procedures. (i) The Canadian Borrower shall notify the Administrative Agent of any Borrowing by way of Bankers’ Acceptances in accordance with Section 4.01.

(ii) To facilitate availment of the Borrowings by way of Bankers’ Acceptances, the Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf (for the purpose of acceptance and purchase of Bankers’ Acceptances pursuant to this Agreement), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Lender, blank forms of Bankers’ Acceptances. In this respect, it is each Canadian Lender’s responsibility to maintain an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Canadian Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian

Borrower. Each Canadian Lender is hereby authorized (for the purpose of acceptance and purchase of Bankers’ Acceptances pursuant to this Agreement) to issue such Bankers’ Acceptances endorsed in blank in such face amounts as may be determined by such Canadian Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Canadian Lender. No Canadian Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Canadian Lender or its officers, employees, agents or representatives. On request by the Canadian Borrower, a Canadian Lender shall cancel all forms of Bankers’ Acceptances which have been pre-signed or pre-endorsed by or on behalf of the Canadian Borrower and which are held by such Canadian Lender and have not yet been issued in accordance herewith. Each Canadian Lender further agrees to retain such records in the manner and/or the statutory periods provided in the various Canadian provincial or federal statutes and regulations which apply to such Canadian Lender. Each Canadian Lender shall maintain a record with respect to Bankers’ Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Canadian Lender agrees to provide such records to the Canadian Borrower at the Canadian Borrower’s expense upon request.

(iii) Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or by its attorneys, including its attorneys appointed pursuant to Section 3.02(b)(ii) above. Notwithstanding that any person whose signature appears on any Bankers’ Acceptance as a signatory for the Canadian Borrower may no longer be an authorized signatory for the Canadian Borrower at the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance, and any such Bankers’ Acceptance so signed shall be binding on the Canadian Borrower.

(iv) Promptly following receipt of a Notice of Borrowing or Notice of Rollover/Conversion in respect of Bankers’ Acceptances the Administrative Agent shall advise the Canadian Lenders of the contents thereof and shall advise each Canadian Lender of the aggregate face amount of Bankers’ Acceptances to be accepted by it, the terms thereof, and the BA Discount Proceeds in respect thereof. The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Lender in respect of any Borrowing by way of Bankers’ Acceptances shall be equal to such Canadian Lender’s Canadian Percentage of the aggregate face amount of all Bankers’ Acceptances to be accepted pursuant to such Borrowing, except that if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Lender would not be C$100,000 or a larger multiple thereof, such face amount shall be increased or reduced by the Administrative Agent in its discretion to the nearest multiple of C$100,000.

(v) Each Bankers’ Acceptance to be accepted by a Canadian Lender shall be accepted at its Applicable Lending Office.

(vi) On the date of each issuance of Bankers’ Acceptances in accordance with this Section 3.02, each Canadian Lender shall purchase from the Canadian Borrower each Bankers’ Acceptance accepted by it for a purchase price equal to the applicable BA Discount Proceeds determined on the basis of the Applicable BA Discount Rate, and (except to the extent such BA Discount Proceeds are being applied to repay maturing Bankers’ Acceptances in accordance with Section 3.02(b)(x) or Canadian Prime Rate Loans to be converted in accordance with Section 4.07) shall remit not later than 2:00 P.M. (Eastern time) in immediately available funds to the Administrative Agent at the Payment Office the BA Discount Proceeds so determined less the Acceptance Fee payable by the Canadian Borrower to such Lender under Section 3.02(d) in respect of such Bankers’ Acceptances. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will remit the funds so received from the Canadian Lenders to the Canadian Borrower.

(vii) Unless the Administrative Agent shall have received notice from a Canadian Lender prior to the date of any acceptance of any Bankers’ Acceptance to be accepted by such Canadian Lender that such Lender will not make available to the Administrative Agent the BA Discount Proceeds (less the applicable Acceptance Fees) to be remitted by such Canadian Lender pursuant to clause (vi) above, the Administrative Agent may assume that such Canadian Lender has made such amount available to the Administrative Agent on the date of such acceptance in accordance with clause (vi) above and the Administrative Agent may, in reliance upon such assumption, make available to the Canadian Borrower on such date a corresponding amount. If and to the extent that such Canadian Lender shall not have so made such amount available to the Administrative Agent, such Canadian Lender and the Canadian Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Canadian Borrower until the date such amount is repaid to the Administrative Agent, at (i) if such amount is repaid by the Canadian Borrower, a rate per annum equal to the sum of the Applicable BA Discount Rate and the BA Margin applicable to the applicable Bankers’ Acceptances (or, if higher, the rate determined by the Administrative Agent to be its cost of funds (which determination shall be conclusive absent manifest error)) and (ii) if such amount is repaid by such Canadian Lender, the rate determined by the Administrative Agent to be its cost of funds (which determination shall be conclusive absent manifest error). If such Canadian Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s payment of the purchase price for the applicable Bankers’ Acceptance for purposes of this Agreement.

(viii) Each Canadian Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it (it being understood that no holder thereof shall have any rights or obligations hereunder or under any of the other Financing Documents (other than its Bankers’ Acceptances) unless any such holder is a Lender or becomes an assignee of a Lender and complies with Section 13.07).

(ix) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts then due to a Canadian Lender in respect of a Bankers’ Acceptance accepted by it pursuant to this Agreement which might exist solely by reason of such Bankers’ Acceptance being held, at the maturity thereof, by such Canadian Lender in its own right, and the Canadian Borrower agrees not to claim any days of grace if such Canadian Lender as holder sues the Canadian Borrower on the Bankers’ Acceptances for payment of the amount payable by the Canadian Borrower thereunder.

(x) At or before 11:00 A.M. (Eastern time) one Business Day before the BA Maturity Date of any Bankers’ Acceptances, the Canadian Borrower shall give to the Administrative Agent written notice substantially in the form attached as Exhibit I (a “Notice of Rollover/Conversion”) which notice shall specify either that the Canadian Borrower intends to repay the maturing Bankers’ Acceptances on the applicable BA Maturity Date or that the Canadian Borrower intends to issue new Bankers’ Acceptances on the applicable BA Maturity Date to provide for the payment of the maturing Bankers’ Acceptances. If the Borrower fails to provide such notice to the Administrative Agent or fails to repay the maturing Bankers’ Acceptances on the applicable BA Maturity Date, such failure shall be deemed a Notice of Rollover/Conversion for the issuance of new Bankers’ Acceptances to provide for the payment of such maturing Bankers’ Acceptances and such new Bankers’ Acceptances shall have a BA Maturity Date that is thirty days after the date of issuance thereof. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing on the applicable BA Maturity Date of such maturing Bankers’ Acceptances, the Canadian Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the BA Maturity Date thereof into a Canadian Prime Rate Loan in a principal amount equal to the full face amount of the maturing Bankers’ Acceptance. On the BA Maturity Date of any Bankers’ Acceptance being repaid by means of the issuance of new Bankers’ Acceptances pursuant to this clause (x) the Canadian Borrower shall pay to the Administrative Agent for the account of the applicable Canadian Lender an amount equal to the sum of (A) the Acceptance Fee payable in respect of such newly issued Bankers’ Acceptance and (B) the excess of the face amount of such maturing Bankers’ Acceptance over the BA Discount Proceeds in respect of such newly issued Bankers’ Acceptance.

(c) Maturity. Each Bankers’ Acceptance shall mature, and the face amount thereof shall be due and payable, on the BA Maturity Date specified in such Bankers’ Acceptance. Any overdue amount of any Bankers’ Acceptance shall bear interest, payable on demand, calculated as set forth in Section 4.06(e). Any payment of a maturing Bankers’ Acceptance shall be made as provided in Section 4.11 (notwithstanding that any Canadian Lender or any other Person may be the holder thereof at maturity) and any such payment shall satisfy the Canadian Borrower’s obligations under the maturing Bankers’ Acceptance to which it relates, and the Canadian Lender accepting and purchasing the applicable Bankers’ Acceptance shall thereafter be solely responsible for the payment of such Bankers’ Acceptance.

(d) Acceptance Fee. An Acceptance Fee shall be payable by the Canadian Borrower to each Canadian Lender in advance (in the manner specified under this Agreement) upon the issuance of a Bankers’ Acceptance to be accepted by such Canadian Lender, calculated at the rate per annum equal to the BA Margin, such Acceptance Fee to be calculated on the face amount of such Bankers’ Acceptance and to be computed on the basis of the number of days in the term of such Bankers’ Acceptance.

(e) Collateralization of Bankers’ Acceptances. Bankers’ Acceptances may not be prepaid. The Canadian Borrower may, however, at its option, exercisable upon not less than one Business Day’s notice to the Administrative Agent, elect to deposit with the Administrative Agent Canadian Dollars in immediately available funds to be held by the Administrative Agent, pursuant to collateral arrangements satisfactory to the Administrative Agent, for application to the payment of any Group of Bankers’ Acceptances designated by the Canadian Borrower in such notice. If such a deposit is made, then such Bankers’ Acceptances shall be deemed no longer outstanding for purposes of this Agreement; provided that the amount of such deposit shall be not less than the full face amount of such Group of Bankers’ Acceptances.

(f) Acceptance Notes. (i) It is understood that from time to time certain Canadian Lenders may not be authorized to or may, as a matter of general corporate policy, elect not to accept Bankers’ Acceptances (each, an “Acceptance

Note Lender”); accordingly, any Acceptance Note Lender may instead purchase Acceptance Notes of the Canadian Borrower in accordance with the provisions of Section 3.02(b) in lieu of accepting and purchasing Bankers’ Acceptances for its account.

(ii) In connection with any request by the Canadian Borrower for the creation of Bankers’ Acceptances, the Canadian Borrower shall deliver to each Acceptance Note Lender non-interest bearing promissory notes (each, an “Acceptance Note”) of the Canadian Borrower, substantially in the form of Exhibit J, having the same maturity as the Bankers’ Acceptances to be created and in an aggregate principal amount equal to the face amount of the Bankers’ Acceptances that would otherwise have been required to be accepted by such Acceptance Note Lender. Each Acceptance Note Lender hereby agrees to purchase Acceptance Notes from the Canadian Borrower at the Applicable BA Discount Rate which would have been applicable if a Bankers’ Acceptance had been accepted by it (less any Acceptance Fee which would have been paid pursuant to Section 3.02(d) if such Acceptance Note Lender had accepted and purchased a Bankers’ Acceptance), and such Acceptance Notes shall be governed by the provisions of this Section 3.02 as if they were Bankers’ Acceptances.

(g) Depository Bills and Notes Act. At the option of any Canadian Lender, Bankers’ Acceptances under this Agreement to be accepted and purchased by such Canadian Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 3.02.

(h) Circumstances Making Bankers’ Acceptances Unavailable. If the Administrative Agent or any group of Canadian Lenders having 50% or more of the Canadian Commitments determines in good faith, which determination shall be final, conclusive and binding upon the Canadian Borrower, and notifies the Canadian Borrower that, by reason of circumstances affecting the money market there is no market for Bankers’ Acceptances or the demand for Bankers’ Acceptances is insufficient to allow the sale or trading of the Bankers’ Acceptances created hereunder, then:

(i) the right of the Canadian Borrower to request the acceptance and purchase of Bankers’ Acceptances shall be suspended until the Administrative Agent or a group of Canadian Lenders having 50% or more of the Canadian Commitments determines that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Canadian Borrower; and

(ii) any Notice of Borrowing or Notice of Rollover/Conversion in respect of a Bankers’ Acceptance which is outstanding shall be cancelled and such notice shall (at the option of the Canadian Borrower) be deemed to be a request for a Borrowing of or conversion to a Canadian Prime Rate Loan in principal amount equal to the BA Discount Proceeds that would have been payable in respect of the requested Bankers’ Acceptance less the Acceptance Fee that would have been payable in respect thereof.

The Administrative Agent shall promptly notify the Borrower of the suspension of the Borrower’s right to request acceptance and purchase of Bankers’ Acceptances and of the termination of any such suspension.

Section 3.03. Canadian Committed Swingline Loans. (a) Agreement to Lend. From time to time prior to the Revolving Maturity Date, so long as no Stop Issuance Notice is in effect, the Canadian Swingline Lender agrees, on the terms and conditions set forth in this Agreement, to make loans in Canadian Dollars to the Canadian Borrower pursuant to this subsection in amounts such that at any time (i) the Canadian Total Outstanding Amount does not exceed the aggregate amount of the Canadian Commitments; and (ii) the aggregate outstanding Dollar Amount of all Canadian Committed Swingline Loans does not exceed $7,500,000. Each Canadian Committed Swingline Loan shall be in a principal amount of C$1,000,000 or any larger multiple thereof. No Committed Swingline Loan may be used to refinance an outstanding Committed Swingline Loan. Within the foregoing limits, the Borrower may borrow under this Section 3.03, prepay Canadian Committed Swingline Loans and reborrow at any time prior to the Revolving Maturity Date under this Section 3.03.

(b) Swingline Borrowing Procedure. (i) The Canadian Borrower shall give the Administrative Agent and the Canadian Swingline Lender notice not later than 12:00 P.M. (Eastern time) on the date of each Canadian Committed Swingline Loan, specifying the amount of such Loan and the date of such borrowing, which shall be a Business Day (a “Notice of Committed Swingline Borrowing”). Not later than 1:00 P.M. (Eastern time) on the date of each Canadian Committed Swingline Loan, the Canadian Swingline Lender shall, unless it determines that any applicable condition specified in Article 5 has not been satisfied or a Stop Issuance Notice is in effect, make available the amount of such Loan, in immediately available funds, to the Canadian Borrower at the Canadian Swingline Lender’s address specified in or pursuant to Section 13.01.

(ii) Notwithstanding anything contrary contained in this Section 3.03, Canadian Committed Swingline Loans shall also be made available to the Canadian Borrower by the Canadian Swingline Lender debiting the Canadian Borrower’s designated accounts at the Branch of Account. If a cheque or other item is presented for payment against any such designated account in an amount greater than the then available balance in such designated account, such presentation shall be deemed to be a Notice of Committed Swingline Borrowing for a Canadian Committed Swingline Loan in an amount equal to such debit balance. The Canadian Swingline Lender shall promptly notify the Administrative Agent of the amount of such Loan.

(c) Interest. Each Canadian Committed Swingline Loan shall bear interest on the outstanding principal amount thereof, payable at maturity, at a rate per annum equal to the Canadian Prime Rate for such day (or such other rate per annum as the Canadian Swingline Lender and the Canadian Borrower may mutually agree). Such interest shall be payable at the maturity of such Loan and, with respect to the principal amount of any Canadian Committed Swingline Loan prepaid pursuant to subsection (d) or (e) below, upon the date of such prepayment. Any overdue principal of or interest on any Canadian Committed Swingline Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the Canadian Prime Rate for such day plus 2%.

(d) Maturity; Mandatory Prepayment. Each Canadian Committed Swingline Loan shall mature, and the principal amount thereof shall be due and payable, on the Revolving Maturity Date.

(e) Optional Prepayment. The Canadian Borrower may prepay any Canadian Committed Swingline Loan in whole at any time, or from time to time in part in a principal amount of C$1,000,000 or any larger multiple thereof, by giving notice of such prepayment to the Canadian Swingline Lender and the Administrative Agent not later than 2:00 P.M. (Eastern time) on the date of prepayment.

(f) Funding Losses. Prepayment of any Canadian Committed Swingline Loan which is a Fixed Rate Loan pursuant to subsection (d) or (e) above shall be subject to the provisions of Section 4.12, and for this purpose such Canadian Committed Swingline Loan shall be deemed to have an Interest Period from and including the date such Canadian Committed Swingline Loan was made to but not including its maturity date.

(g) Payments. All payments to the Canadian Swingline Lender under this Section 3.03 shall be made to it at its address specified in or pursuant to Section 13.01 in immediately available funds not later than 3:00 P.M. (Eastern time) on the date of payment.

(h) Refunding Unpaid Swingline Loans. If (x) the Canadian Committed Swingline Loans become immediately due and payable pursuant to Section 8.01, (y) the Canadian Commitments terminate at a time any Canadian Committed Swingline Loans are outstanding, or (z) requested by the Canadian Swingline Lender by notice given to the Administrative Agent not later than 10:00 A.M.

(Eastern time) on any Business Day, the Administrative Agent shall, by notice to the Canadian Lenders (including the Canadian Swingline Lender, in its capacity as a Canadian Lender), require each Canadian Lender to pay to the Administrative Agent for the account of the Canadian Swingline Lender an amount equal to such Canadian Lender’s Canadian Percentage of the aggregate unpaid principal amount of the Canadian Committed Swingline Loans. Such notice shall specify the date on which such payments are to be made, which shall be the first Business Day after such notice is given. Not later than 3:00 P.M. (Eastern time) on the date so specified, each Canadian Lender shall pay the amount so notified to it to the Administrative Agent at the Payment Office in immediately available funds. Promptly upon receipt thereof, the Administrative Agent shall remit such amounts to the Canadian Swingline Lender. The amount so paid by each Canadian Lender shall constitute a Canadian Base Rate Loan to the Canadian Borrower and shall be applied by the Canadian Swingline Lender to repay the outstanding Canadian Committed Swingline Loans.

(i) Purchase of Participations in Canadian Committed Swingline Loans. If at the time Loans would have otherwise been made pursuant to Section 3.03(h), one of the events described in Section 8.01(h) or Section 8.01(i) with respect to the Canadian Borrower shall have occurred and be continuing or the Canadian Commitments shall have terminated, each Canadian Lender shall, on the date such Loans would have been made pursuant to the notice from the Administrative Agent to the Canadian Lenders referred to in Section 3.03(h) (the “Canadian Refunding Date”), purchase an undivided participating interest in the relevant Canadian Committed Swingline Loans in an amount equal to such Canadian Lender’s Canadian Percentage of the principal amount of each such Loan. On the Canadian Refunding Date, each Canadian Lender shall transfer to the Administrative Agent, for the account of the Canadian Swingline Lender, in immediately available funds, such amount.

(j) Payments on Participated Swingline Loans. Whenever, at any time after the Canadian Swingline Lender has received from any Canadian Lender such Canadian Lender’s payment pursuant to Section 3.03(h), the Canadian Swingline Lender receives any payment on account of the Loans in which the Canadian Lenders have purchased participations pursuant to Section 3.03(i), its receipt of such payment will be as agent for and for the account of each such Lender and the Canadian Swingline Lender will promptly distribute to each such Lender its ratable share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Canadian Lender’s participating interest was outstanding and funded); provided that in the event that such payment received by the Canadian Swingline Lender is required to be returned, each such Canadian Lender will return to such Swingline Lender any portion thereof previously distributed to it by the Canadian Swingline Lender.

(k) Obligations to Refund or Purchase Participations in Swingline Loans Absolute. Each Canadian Lender’s obligation to fund a Loan as provided in Section 3.03(h) or to purchase a participating interest pursuant to Section 3.03(i) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (l) any set-off, counterclaim, recoupment, defense or other right which such Lender, any Obligor or any other Person may have against the Canadian Swingline Lender or any other Person, (m) the occurrence or continuance of a Default or the termination or reduction of any Canadian Commitments, any adverse change in the condition (financial or otherwise) of any Obligor or any other Person, any breach of this Agreement by any Obligor, any other Lender or any other Person or any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 3.04. Canadian Letters Of Credit. (a) Subject to the terms and conditions set forth herein, the Canadian Borrower may request the issuance of Canadian Letters of Credit denominated in Dollars or Canadian Dollars for its own account, in a form reasonably acceptable to the Canadian Administrative Agent and the Canadian Issuing Lender, from time to time prior to LC Cut-off Date, so long as no Stop Issuance Notice is in effect. If the terms and conditions of any form of letter of credit application or other agreement submitted by the Canadian Borrower to, or entered into by the Canadian Borrower with, any Canadian Issuing Lender relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Canadian Letter of Credit (or the amendment, renewal or extension of an outstanding Canadian Letter of Credit), the Canadian Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to the applicable Issuing Lender and the Canadian Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice (a “Canadian Issuance Request”) requesting the issuance of a Canadian Letter of Credit, or identifying the Canadian Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.04(c)), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Lender, the Canadian Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form (with such changes as are agreed by such Issuing Lender and the Canadian Borrower) in connection with any request for a Canadian Letter of Credit. A Canadian Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Canadian Letter of Credit the Canadian Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Dollar Amount of all Canadian Letter of Credit Liabilities will not exceed $5,000,000 and (ii) the Canadian Total Outstanding Amount will not exceed the aggregate amount of the Canadian Commitments then in effect.

(c) Expiration Date. Each Canadian Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is twelve months after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, twelve months after such renewal or extension) and (ii) the date that is five Business Days before the Revolving Maturity Date.

(d) Participations. Effective upon the issuance of a Canadian Letter of Credit (or an amendment to a Canadian Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Canadian Lenders, the applicable Issuing Lender grants to each Canadian Lender, and each Canadian Lender acquires from such Canadian Issuing Lender, a participation in such Canadian Letter of Credit equal to such Canadian Lender’s Canadian Percentage of the aggregate amount available to be drawn thereunder. Pursuant to such participation, each Canadian Lender agrees to pay to the Canadian Administrative Agent, for the account of the applicable Issuing Lender, such Canadian Lender’s Canadian Percentage of (i) each LC Disbursement made by such Issuing Lender and not reimbursed by the Canadian Borrower on the date due as provided in Section 3.04(e) and (ii) any reimbursement payment required to be refunded to the Canadian Borrower for any reason. Each Canadian Lender’s obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any, without limitation, amendment, renewal or extension of any Canadian Letter of Credit or any of the circumstances identified in Section 3.04(f).

(e) Reimbursement. If any Canadian Issuing Lender makes any LC Disbursement under a Canadian Letter of Credit issued by it, the Borrower shall reimburse such Issuing Lender by paying an amount equal to such LC Disbursement to the Canadian Administrative Agent not later than 12:00 noon, Eastern time, on the day that such LC Disbursement is made, if the Canadian Borrower receives notice of such LC Disbursement before 10:00 A.M., Eastern time, on such day, or, if such notice has not been received by the Canadian Borrower before such time on such day, then not later than 12:00 noon, Eastern time, on (i) the Business Day that the Canadian Borrower receives such notice, if such notice is received before 10:00 A.M., Eastern time, on the day of receipt, or (ii) the next Business Day, if such notice is not received before such time on the day of receipt; provided that, if the Dollar Amount of such LC Disbursement is at least $1,000,000, the Canadian Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 4.01 that such payment be made with the proceeds of a Canadian Base Rate Loan or a Canadian Prime Rate Loan in an equivalent Dollar Amount and, to the extent so financed, the Canadian Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Canadian Base Rate Loan or Canadian Prime Rate Loan. If the Canadian Borrower fails to make such payment when due, the Canadian Administrative Agent shall notify each Canadian Lender of the applicable LC Disbursement, the payment then due from the Canadian Borrower in respect thereof and such Canadian Lender’s Canadian Percentage thereof. Promptly after it receives such notice, each Canadian Lender shall pay to the Canadian Administrative Agent its Canadian Percentage of the payment then due from the Canadian Borrower, in the same manner as is provided in Section 4.02 with respect to Loans made by such Canadian Lender (and Section 4.02(b) shall apply, mutatis mutandis, to such payment obligations of the Canadian Lenders), and the Canadian Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Canadian Lenders. If a Canadian Lender makes a payment pursuant to this subsection to reimburse a Canadian Issuing Lender for any LC Disbursement (other than by funding Canadian Base Rate Loans or Canadian Prime Rate Loans as contemplated above), (i) such payment will not constitute a Loan and will not relieve the Canadian Borrower of its obligation to reimburse such LC Disbursement and (ii) such Canadian Lender will be subrogated to its pro rata share of the applicable Issuing Lender’s claim against the Canadian Borrower for such reimbursement. Promptly after the Canadian Administrative Agent receives any payment from the Canadian Borrower pursuant to this subsection, the Canadian Administrative Agent will distribute such payment to the applicable Issuing Lender or, if Canadian Lenders have made payments pursuant to this subsection to reimburse such Issuing Lender, then to such Canadian Lenders and such Issuing Lender as their interests may appear.

(f) Obligations Absolute. The Canadian Borrower’s obligation to reimburse LC Disbursements as provided in Section 3.04(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Canadian Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Canadian Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Lender under a Canadian Letter of Credit issued by it against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Canadian Borrower’s obligations hereunder, provided that this Section 3.04(f) shall not limit the rights of the Canadian Borrower under Section 3.04(g).

(g) Indemnification. None of the Canadian Administrative Agent, the Lenders, the Issuing Lenders and their respective affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any

Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that notwithstanding Section 3.04(f), the Canadian Borrower shall have a claim against an Issuing Lender to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable law) suffered by it that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of an Issuing Lender, such Issuing Lender shall be deemed to have exercised care in each such determination. Without limiting the generality of the foregoing, the parties hereto agree that (A) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in the exercise of its sole discretion (acting without gross negligence or willful misconduct), accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary or (B) the applicable Issuing Lender may, in its sole discretion, refuse to accept and make payment upon documents presented if such documents do not strictly comply with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Canadian Issuing Lender shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Each Canadian Issuing Lender shall promptly notify the Canadian Administrative Agent and the Canadian Borrower of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve the Canadian Borrower of its obligation to reimburse such Issuing Lender with respect to any such LC Disbursement.

(i) Interim Interest. Unless the Canadian Borrower reimburses an LC Disbursement in full on the day it is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which the Canadian Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Canadian Base Rate Loans; provided that if the Canadian Borrower fails to reimburse such LC Disbursement when due pursuant to Section 3.04(e), then Section 4.06(e) shall apply. Interest accrued pursuant to this subsection shall be for the account of the applicable Issuing Lender, except that a pro rata share of interest accrued on and after the day that any Canadian Lender reimburses such Canadian Issuing Lender for a portion of such LC Disbursement pursuant to Section 3.04(e) shall be for the account of such Canadian Lender.

(j) Additional Canadian Issuing Lenders. The Canadian Borrower may, at any time and from time to time with the consent of the Canadian Administrative Agent (which consent shall not be unreasonably withheld) and such Canadian Lender, designate one or more additional Canadian Lenders to act as a Canadian Issuing Lender under the terms of this Agreement.

ARTICLE 4

CERTAIN TERMS OF THE FACILITIES

Section 4.01. Notice of Syndicated Borrowings. The Borrower shall give the Administrative Agent notice of its request for each Syndicated Borrowing (a “Notice of Syndicated Borrowing”) not later than 12:00 P.M. (Eastern time) in the case of U.S. Borrowings denominated in Dollars, 11:30 A.M. (London time) in the case of U.S. Borrowings denominated in an Alternative Currency and 11:00 A.M. (Eastern time) in the case of Canadian Borrowings on (x) the date of each Base Rate Borrowing or Canadian Prime Rate Borrowing, (y) the third Business Day before each Euro-Currency Borrowing, and (z) one Business Day before a Borrowing by way of Banker’s Acceptances, specifying:

(i) the date of such Borrowing, which shall be a Business Day;

(ii) the aggregate amount and currency of such Borrowing (or in the case of any Borrowing by way of Bankers’ Acceptances, the aggregate face amount of Bankers’ Acceptances to be included in such Borrowing);

(iii) the Class and Type of the Loans comprising such Borrowing;

(iv) in the case of a Euro-Currency Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

(v) in the case of a Borrowing by way of Bankers’ Acceptances, the applicable BA Maturity Date, subject to the provisions of the definition of BA Maturity Date.

Section 4.02. Notice to Lenders; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender having a Commitment of the relevant Class of the contents thereof and of such Lender’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) On the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing:

(i) if such Borrowing is denominated in Dollars or Canadian Dollars, not later than 2:00 P.M. (Eastern time) in immediately available funds to the Administrative Agent at the Payment Office; or

(ii) if such Borrowing is to be made in an Alternative Currency, in such Alternative Currency (in such funds as may then be customary for the settlement of international transactions in such Alternative Currency) to the account of the Administrative Agent at the Payment Office by such time as shall have been notified by the Administrative Agent to the Borrower and the U.S. Lenders.

Unless the Administrative Agent determines that any applicable condition specified in Article 5 has not been satisfied, the Administrative Agent will make the amounts so received from the Lenders available on the same day in like funds to the Borrower at the Payment Office.

(c) Except with respect to Bankers’ Acceptances, which are addressed in Section 3.02(b)(vii), unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand (or within one Business Day, in the case of the Borrower) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) if such amount is repaid by the Borrower, a rate per annum equal to (A) in the case of Borrowings to be made in Dollars, the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 4.06 and (B) in the case of Borrowings to be made in any other currency, the interest rate applicable thereto pursuant to Section 4.06 (or, if higher, the rate determined by the Administrative Agent to be its cost of funds (which determination shall be conclusive absent manifest error)) and (ii) if such amount is repaid by such Lender, the rate determined by the Administrative Agent to be its cost of funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

Section 4.03. Registry. (a) Each Administrative Agent shall maintain a register (a “Register”) on which it will record the Commitment of the applicable Class of each Lender, each Loan made by each Lender (including Loans made by way of Bankers’ Acceptances) and each repayment of any such Loan made to such Lender. Any such recordation by the Administrative Agent on a Register shall be conclusive, absent manifest error. With respect to any Lender, the assignment or other transfer of the Commitment of the applicable Class of such Lender and the rights to the principal of, and interest on, any Loan of any Class made pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the applicable Register and otherwise complies with Section 13.07(b). Each Register shall be available at the offices where kept by the applicable Administrative Agent for inspection by the Borrowers and any Lender at any reasonable time upon reasonable prior notice to such Administrative Agent. Each Lender shall record on its internal records (including computerized systems) the foregoing information as to its own Commitment and Loans. Failure to make any such recordation, or any error in such recordation, shall not affect the obligations of any Obligor under the Financing Documents.

(b) Each Borrower hereby agrees that, upon the request of any Lender at any time, any or all of such Lender’s Loans (other than Loans made by way of Bankers’ Acceptances) shall be evidenced by one or more Notes of such Borrower payable to the order of such Lender and representing the obligation of such Borrower to pay the unpaid principal amount of such Loans to such Borrower made by such Lender, with interest as provided herein on the unpaid principal amount of such Loans from time to time outstanding.

Section 4.04. Maturity of Loans. (a) Each Syndicated Loan (other than a Bankers’ Acceptance) shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Revolving Maturity Date.

(b) Each Competitive Bid Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the last day of the Interest Period applicable thereto.

(c) Each Swingline Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the applicable Swingline Maturity Date.

Section 4.05. Fees. (a) Each of the U.S. Borrowers, jointly and severally, and the Canadian Borrower agree to pay to the General Administrative Agent and the Canadian Administrative Agent, respectively, for the account of the Lenders ratably in proportion to their Exposures in respect of the related Class, facility fees at the Facility Fee Rate on the daily aggregate amount of the Commitments of such Class (and, if any Exposures in respect of such class remain following termination of such Commitments, on the aggregate amount of such Exposures).

Such facility fees will accrue from and including the date hereof to but excluding the date on which the Commitments of the applicable Class terminate in their entirety (or, if later, the Date on which there are no Exposures in respect of the applicable Class).

(b) Each Borrower shall pay to the Administrative Agent (i) for the account of the Lenders ratably in proportion to their Commitments of the applicable Class, a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit for the account of such Borrower at a rate per annum equal to the Euro-Currency Margin corresponding to Utilization ≥ 50% as determined in accordance with the Pricing Schedule and (ii) for the account of each Issuing Lender, a letter of credit fronting fee with respect to Letters of Credit issued by such Issuing Lender for the account of such Borrower on such terms as may be mutually agreed between such Borrower and such Issuing Lender from time to time.

(c) Accrued facility fees and letter of credit fees under this Section shall be payable quarterly in arrears on each Quarterly Date and on the Revolving Maturity Date or, if earlier, the date on which the Commitments of the applicable Class terminate in their entirety (and, if later, the date on which there are no Exposures in respect of the applicable Class).

Section 4.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to (i) in the case of Canadian Base Rate Loans, the Canadian Base Rate for such day or (ii) in the case of U.S. Base Rate Loans, the U.S. Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Currency Loan, on the date such Base Rate Loan is so converted.

(b) Each Euro Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Currency Margin for each such day plus the applicable London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “London Interbank Offered Rate” applicable to any Euro-Currency Loan for any Interest Period means the rate appearing on the Screen at approximately 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period as the rate for deposits in Dollars or the relevant Alternative Currency with a maturity comparable to such Interest Period. If no rate appears on the Screen for the necessary currency and period, then the “London Interbank Offered Rate” with respect to such Euro-Currency Loan for such Interest Period shall be the rate at which deposits of that amount and currency with a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the first day of such Interest Period.

The “Screen” means (i) with respect to Dollar-Denominated Loans, Telerate Page 3750 and (ii) with respect to Alternative Currency Loans, the Telerate page selected by the Administrative Agent that displays rates for inter-bank deposits in the appropriate Alternative Currency. The Administrative Agent may nominate an alternative source of screen rates if these pages are replaced by others which display rates for inter-bank deposits offered by leading banks in London.

(c) Each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Canadian Prime Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Canadian Prime Rate Loan converted to a borrowing by way of Bankers’ Acceptances, on the date such Canadian Prime Rate Loan is so converted.

(d) Each Competitive Bid Loan and each Uncommitted Swingline Loan made by a U.S. Lender shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Rate quoted by the U.S. Lender making such Competitive Bid Loan in accordance with Section 2.02 or the fixed interest rate quoted by the U.S. Lender making such Uncommitted Swingline Loan in accordance with Section 2.02(e), as the case may be. Such interest shall be payable for each Interest Period on the last day thereof.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan (other than a Loan by way of Bankers’ Acceptances), 2% plus the rate that would be otherwise applicable to such Loan as provided in the preceding subsections of this Section, (ii) in the case of any overdue amounts in respect of Loans by way of Bankers’ Acceptances, 2% plus the rate that would, in the absence of any Event of Default, be applicable to Canadian Prime Rate Loans as provided in subsection (c) of this Section or (iii) in the case of any other amount, 2% plus the rate that would be applicable to (A) in the case of amounts payable in Dollars, Base Rate Loans, as provided in subsection (a) of this Section, (B) in the case of amounts payable in Canadian Dollars, Canadian Prime Rate Loans, as provided in subsection (c) of this Section or (C) in the case of amounts payable in an

Alternative Currency, Euro-Currency Loans denominated in such currency having an Interest Period of one month, as provided in subsection (b) of this Section.

(f) The Administrative Agent shall determine each interest rate applicable hereunder. The Administrative Agent shall give prompt notice jointly to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(g) If requested to do so by a Borrower through the Administrative Agent at least five Business Days before the beginning of any Interest Period applicable to a Euro-Currency Borrowing, each Lender participating therein will advise the Administrative Agent before noon (Eastern time) on the third Euro-Currency Business Day preceding the beginning of such Interest Period as to whether, if such Borrower selects a duration of 12 months for such Interest Period, such Lender expects that deposits with a term corresponding to such Interest Period will be available to it on the first day of such Interest Period in the amount required to fund its Euro-Currency Loan to which such Interest Period would apply. Unless Lenders having more than 34% of the aggregate principal amount of the Commitments of the applicable Class respond by such time to the effect that they expect such deposits not to be available to them, such Borrower shall be entitled to select a duration of 12 months for such Interest Period.

Section 4.07. Method of Electing Interest Rates. (a) The Loans included in each Syndicated Borrowing of Dollar-Denominated Loans shall bear interest initially at the Type of interest rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the Type of interest rate borne by each Group of Dollar-Denominated Loans (subject in each case to the provisions of Article 10), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Currency Loans of the same Class; and

(ii) if such Loans are Euro-Currency Loans, the Borrower may elect to convert such Loans to Base Rate Loans of the same Class or elect to continue such Loans as Euro-Currency Loans of the same Class for an additional Interest Period, subject to Section 4.12 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:30 A.M. (Eastern time) on the third Business Day prior to the effective date of such conversion or continuation. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans;

provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each an Approved Amount. If no such notice is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that all Euro-Currency Loans having such Interest Period be converted to Base Rate Loans.

(b) Subject to this Agreement, the Canadian Borrower may, during the term of this Agreement, effective on any Business Day, convert, in whole or in part, an outstanding Canadian Borrowing by way of Bankers’ Acceptances into a Canadian Borrowing by way of Canadian Prime Rate Loans, or convert an outstanding Canadian Borrowing by way of Canadian Prime Rate Loans into a Canadian Borrowing by way of Bankers’ Acceptances from the Canadian Lenders upon giving written notice to the Administrative Agent in substantially the form of the Notice of Rollover/Conversion, the notice period being that which would be applicable to the type of Borrowing into which the outstanding Borrowing is to be converted; provided that:

(i) the Group resulting from such conversion, and any Group of unconverted Loans remaining after such conversion, shall each be in an Approved Amount;

(ii) a Borrowing by way of Bankers’ Acceptances may be converted only on the relevant BA Maturity Date for the applicable Group of Bankers’ Acceptances; and

(iii) in the case of any conversion of Canadian Prime Rate Loans to Loans by way of Bankers’ Acceptances, no Event of Default shall have occurred and be continuing on the relevant conversion date or after giving effect to the conversion of the Borrowing to be made on the conversion date. Upon a conversion from Canadian Prime Rate Loans to Bankers’ Acceptances to be made in accordance with this Section, Bankers’ Acceptances shall be accepted and purchased in an aggregate face amount equal to the principal amount of the Canadian Prime Rate Loans to be so converted, and the provisions of Section 3.02 shall apply thereto, provided that, upon such acceptance and purchase, the Canadian Borrower shall pay to the Administrative Agent for the account of the applicable Canadian Lender: (x) the Acceptance Fee payable in respect of such newly issued Bankers’ Acceptance, and (y) an amount equal to the excess of the principal amount of the Canadian Prime Rate Loan to be so converted over the BA Discount Proceeds in respect to such newly issued Bankers’ Acceptances.

(c) Each Notice of Interest Rate Election (or Notice of Rollover/Conversion in the case of Canadian Dollar Loans) shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall be a Business Day;

(iii) if the Loans comprising such Group are to be converted, the new Type of Loans, if the Loans being converted are to be Euro-Currency Loans, the duration of the initial Interest Period applicable thereto and, if the Loans being converted are to be Loans by way of Bankers’ Acceptances, the BA Maturity Date applicable thereto; and

(iv) if such Loans are to be continued as Euro-Currency Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period and each BA Maturity Date specified in a Notice of Rollover/Conversion shall comply with the provisions of the definition of BA Maturity Date.

(d) Upon receipt of a Notice of Interest Rate Election or a Notice of Rollover/Conversion from the Borrower pursuant to subsection (a) or (b) above, the Administrative Agent shall promptly notify each Lender having a related Loan of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(e) No Borrower shall be entitled to elect to convert any Group of Dollar-Denominated Loans to, or continue any Group of Dollar-Denominated Loans for an additional Interest Period as, Euro-Currency Loans if (i) the aggregate Dollar Amount of any Group of Euro-Currency Loans created or continued as a result of such election would be less than an Approved Amount or (ii) an Event of Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(f) The initial Interest Period for each Borrowing of Alternative Currency Loans shall be specified by the Borrower in the applicable Notice of Borrowing. The Borrower may specify the duration of each subsequent Interest Period applicable to such Group of Loans by delivering to the Administrative Agent at its London Office not later than 11:30 A.M. (London time) on the third Business Day before the end of the immediately preceding Interest Period, a notice specifying the Group of Loans to which such notice applies and the duration of such subsequent Interest Period (which shall comply with the provisions of the definition of Interest Period). Such notice may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the Dollar Amounts of the portion to which such notice applies, and the remaining portion to which it does not apply, are each an Approved Amount. If no such notice is timely received by the Administrative Agent before the end of any applicable Interest Period, the Borrower shall be deemed to have elected that the subsequent Interest Period for such Group of Loans shall have a duration of one month (subject to the provisions of the definition of Interest Period).

Section 4.08. Reduction of Commitments. (a) During the Revolving Credit Period, the U.S. Borrowers jointly or the Canadian Borrower may, upon at least three Business Days’ notice to the Administrative Agent, (i) terminate the Commitments of the related Class in either case in their entirety at any time, if there are no Outstandings for such Class at such time or (ii) ratably reduce from time to time by an Approved Amount, the aggregate amount of the Commitments of the related Class in excess of the Total Outstanding Amount for such Class. Each reduction of the Commitments pursuant to this Section 4.08(a) shall be permanent.

(b) In addition, the Commitments shall be reduced upon the incurrence by the Parent Guarantor or any of its Subsidiaries of Excess Secured Debt (other than Excess Secured Debt arising out of the refinancing, extension, renewal or refunding of other Excess Secured Debt, except to the extent, and only to the extent, that the outstanding principal amount of such other Excess Secured Debt is increased), in an amount equal to the cash proceeds of such Excess Secured Debt, net of the reasonable expenses of the Parent Guarantor or such Subsidiary in connection with such incurrence.

(c) The reduction required by subsection (b) of this Section 4.08 shall be effective on the date of receipt by the Parent Guarantor or any of its Subsidiaries of the amounts described therein; provided that, in the event such amounts shall aggregate less than $10,000,000, such reduction shall be effective forthwith upon receipt by the Parent Guarantor or any of its Subsidiaries of proceeds which, together with all other amounts described in subsection (b) above not previously applied pursuant to subsection (b) of this Section 4.08, aggregate $10,000,000 or more. The Borrowers shall give the Administrative Agent at least four Business Days’ notice of each reduction in the Commitments pursuant to subsection (b) of this Section 4.08 and a certificate of a Principal Officer of the Parent Guarantor, setting forth the information, in form and substance satisfactory to the Administrative Agent, necessary to determine the amount of each such reduction. Each reduction of the Commitments pursuant to Section 4.08(b) shall be applied ratably to the respective Commitments of the Lenders and shall be permanent.

(d) Subject in the case of any Euro-Currency Loans to Section 4.12 and in the case of any Bankers’ Acceptances to Section 3.02, on each date on which a reduction required by subsection (b) becomes effective, each Borrower shall, in such proportion as the Borrowers have jointly determined or in the absence of any such determination as shall be determined by the Administrative Agent, repay or prepay such principal amount of the outstanding Loans, if any, as may be necessary so that after such payment or prepayment, (i) the Total Outstanding Amount of each Class does not exceed the aggregate Commitments of such Class after giving effect to such reduction of the Commitments and (ii) the U.S. Committed Outstandings for each U.S. Lender does not exceed the U.S. Commitment of such Lender as then reduced. The particular Loans to be repaid shall be as designated by the Borrowers in the related Notice or Notices of Borrowing; provided that if there shall have been a mandatory reduction of the Commitments pursuant to subsection (b) of this Section 4.08 at a time such that, and with the result that, this subsection (d) would otherwise require payment of principal of Fixed Rate Loans or portions thereof prior to the last day of the related Interest Period, such payment shall be deferred to such last day unless the Required Lenders otherwise elect by notice to the Borrowers through the Administrative Agent (and the facility fee provided for in Section 4.05(a) shall continue to accrue on the amount of such deferred payment until such payment is made). Each repayment or prepayment pursuant to this subsection (d) shall be made together with accrued interest to the date of payment or prepayment, and shall be applied ratably to payment of the Loans of the several Lenders in the included in the related Group.

Section 4.09. Scheduled Termination of Commitments. Unless earlier terminated pursuant to the other provisions of this Agreement, the Commitments of each Class shall terminate on the Revolving Maturity Date.

Section 4.10. Optional Prepayments. (a) Subject in the case of any Euro-Currency Loans to Section 4.12 and in the case of any Bankers’ Acceptances to Section 3.02(e), the Borrower may (without premium or penalty), upon notice to the applicable Administrative Agent as provided below, prepay any Group of Loans in whole at any time, or from time to time in part in an Approved Amount, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Notice of prepayment pursuant to this Section shall be given to the applicable Administrative Agent not later than 11:30 A.M. (Eastern Time) on (i) the date of prepayment, in the case of Base Rate Loans or Canadian Prime Rate Loans and (ii) the third Business Day prior to the date of prepayment, in the case of Euro-Currency Loans. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in the related Group.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

(c) Subject to Section 4.12. Competitive Bid Loans and Uncommitted Swingline Loans shall be prepayable as may be mutually agreed by the Borrower and the Lender making any such Competitive Bid Loan or Uncommitted Swingline Loan.

Section 4.11. General Provisions as to Payments. (a) All payments to be made by any Obligor hereunder shall be made without set-off or counterclaim. Each payment of principal of and interest on any Loan and of reimbursement of any LC Disbursement and any interest thereon shall be made in the currency in which such Loan or LC Disbursement was made. Each payment of any Bankers’ Acceptance or Acceptance Fee, and any interest in respect thereof, shall be made in Canadian Dollars. Each payment of principal of and interest on Loans (other than Swingline Loans) denominated in Dollars or Canadian Dollars and of fees hereunder shall be made not later than 2:00 P.M. (Eastern time) on the date when due, in immediately available funds, to the applicable Administrative Agent at its Payment Office. Each payment of principal of, and interest on, the Alternative Currency Loans shall be made in the relevant Alternative Currency in such funds as may then be customary for the settlement of international transactions in such Alternative Currency, at the Payment Office by such time as shall have been notified by the Administrative Agent to the Borrower. Each Administrative Agent will promptly distribute to each Lender its ratable share (if any) of each such payment received by such Administrative Agent for the account of the U.S. Lenders or the Canadian Lenders. Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. Whenever any payment of principal of, or interest on, the Loans of any other Type or the reimbursement of LC Disbursements shall be due on a day which is not a Business Day, the date for payment thereof shall be extended as provided above, to the next succeeding Business Day. If the date for any payment of principal is extended as provided above, by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent that such Borrower shall not have so made such payment, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the rate determined by the

Administrative Agent to be its cost of funds (which determination shall be conclusive absent manifest error).

Section 4.12. Funding Losses. If a Borrower makes any payment of principal with respect to any Euro-Currency Loan or any Euro-Currency Loan is converted or continued (pursuant to Article 4 or 10 or otherwise) on any day other than the last day of an Interest Period applicable thereto or if a Borrower fails to borrow, prepay, convert or continue any Euro-Currency Loans after notice has been given to any Lender in accordance with Section 4.02(a), 4.07(a) or 4.10(b), such Borrower shall reimburse each applicable Lender on demand for any resulting loss or expense incurred by it (or by a participant in the related Loan or a Person which was obligated to become such a participant), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to such Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 4.13. Computation of Interest and Fees. Interest based on the London Interbank Offered Rate or the Federal Funds Rate and all facility fees and letter of credit fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day); provided that if the Administrative Agent reasonably determines that a different basis of computation is the market convention for a particular Alternative Currency, such different basis shall be used. All other interest and all Acceptance Fees shall be computed on the basis of a year of 365 (366 in a leap year in the case of interest on Base Rate Loans and Canadian Prime Rate Loans) days and paid for the actual number of days elapsed (including the first day but excluding the last day). For the purposes of this Agreement, whenever any interest is calculated on the basis of a period of time other than a calendar year, the annual rate of interest to which each rate of interest utilized pursuant to such calculation is equivalent for the purposes of the Interest Act (Canada) is such rate as so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in such calculation. Notwithstanding any provision herein to the contrary, in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by the Canadian Borrower under this Agreement exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section 347) permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section 347) is determined to be contrary to the provisions o that section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of the Canadian Borrower, the Canadian Administrative Agent and the Canadian Lender and the amount of such payment or collection will be refunded to the Canadian Borrower. For purposes of this Agreement, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of this Agreement on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be prima facie evidence, for the purposes of such determination. For the purposes of the Interest Act (Canada), the principal of deemed reinvestment of interest will not apply to any interest calculation under the Financing Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Section 4.14. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from any Borrower under any Financing Document or Bankers’ Acceptance in the currency expressed to be payable in any Financing Document or Bankers’ Acceptance (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Payment Office in each case at 11:00 A.M. (Eastern time) on the Business Day preceding that on which final judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or either Administrative Agent under any Financing Document or Bankers’ Acceptance shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or such Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or such Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or such Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 13.05, such Lender or the Administrative Agent, as the case may be, agrees to promptly remit such excess to such Borrower.

Section 4.15. Currency Equivalents. (a) The Canadian Administrative Agent shall determine the Dollar Amount of each of the Canadian Dollar Loans and Canadian Letter of Credit Liabilities which are denominated in Canadian Dollars as of (i) the date of Borrowing of a Canadian Dollar Loan (including the date of acceptance and purchase of Banker’s Acceptances) or issuance of a Canadian Letter of Credit that is denominated in Canadian Dollars and (ii) the last

Business Day of each calendar quarter. Each such determination shall be based on the Spot Rate (x) on the date of the related Notice of Utilization for purposes of the initial such determination for any Canadian Dollar Loans or Canadian Letter of Credit Liabilities denominated in Canadian Dollars and (y) the second Business Day prior to the date as of which such Dollar Amount is to be determined for purposes of any subsequent determination. The Canadian Administrative Agent shall promptly notify the Canadian Borrower and the Canadian Lenders of each Dollar Amount so determined by it, and its determination thereof shall be conclusive absent manifest error.

(b) The General Administrative Agent shall determine the Dollar Amount of each Alternative Currency Loan promptly after it receives the related Notice of Borrowing based on the Spot Rate on the third Business Day before the date of Syndicated Borrowing specified in such notice. Thereafter, the General Administrative Agent shall redetermine the Dollar Amount of each Alternative Currency Loan on the third Business Day before the first day of each Interest Period (after the first Interest Period) applicable thereto and, if any Interest Period applicable thereto exceeds three months, the days falling at three-month intervals after the first day thereof, based in each case on the Spot Rate on such Business Day. The General Administrative Agent shall promptly notify the U.S. Borrowers and the U.S. Lenders of each Dollar Amount so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(c) If, after giving effect to any such determination of a Dollar Amount, the Total Outstanding Amount so determined for either Class exceeds 105% of the aggregate amount of the Commitments of such Class, the applicable Borrower(s) shall within three Business Days take such action as may be necessary to cause such Total Outstanding Amount to be equal to or less than such aggregate amount.

Section 4.16. Additional Reserve Costs. (a) Each U.S. Lender may require the Borrower to pay, contemporaneously with each payment of interest on its Euro-Currency Loans, additional interest on the related Euro-Currency Loan of such U.S. Lender at a rate per annum determined by such U.S. Lender up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Currency Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any U.S. Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Currency Loans of such U.S. Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after such U.S. Lender gives such notice and (y) shall notify the Borrower at least five Business Days before each date on which interest is payable on the Euro-Currency Loans of the amount then due it under this Section.

(b) If and so long as any U.S. Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such U.S. Lender’s Euro-Currency Loans in any Alternative Currency, such U.S. Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit K hereto.

(c) If and so long as any U.S. Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in an applicable Euro-Currency Reserve Percentage or Mandatory Costs Rate) in respect of any of such U.S. Lender’s Euro-Currency Loans in any Alternative Currency, such U.S. Lender may require the Borrower to pay, contemporaneously with each payment of interest on each of such U.S. Lender’s Euro-Currency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such U.S. Lender to be the cost to such U.S. Lender of complying with such requirements in relation to such Loan.

(d) Any additional interest owed pursuant to subsection (a), (b) or (c) above shall be determined by the relevant U.S. Lender, which determination shall be conclusive in the absence of manifest error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Borrower by such U.S. Lender shall be payable to the Administrative Agent for the account of such U.S. Lender on each date on which interest is payable for such Loan.

Section 4.17. Stop Issuance Notice. If the Required Lenders determine at any time that the conditions set forth in Section 5.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the General Administrative Agent issue a “Stop Issuance Notice”, and the General Administrative Agent shall issue such notice to each Issuing Lender, each Swingline Lender and the Canadian Administrative Agent. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued and no Committed Swingline Loan shall be made while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor and shall consider reasonably and in good faith a request from the Borrowers for withdrawal of the same on the basis that the conditions in Section 5.02 are satisfied; provided that the Administrative Agents, each Swingline Lender and each Issuing Lender may and shall conclusively rely on any Stop Issuance Notice while it remains in effect.

Section 4.18. Increase in Commitments. (a) From time to time subsequent to the Effective Date, the U.S. Borrowers jointly (with respect to the U.S. Commitments) or the Canadian Borrower (with respect to the Canadian Commitments) may, upon at least 30 days’ notice to the General Administrative Agent (which shall promptly provide a copy of such notice to the Lenders of the related Class), propose to increase the aggregate amount of the Commitments of either Class by an amount which (i) is not less than $25,000,000 with respect to any such request nor (ii) when aggregated with all prior increases in the Commitments pursuant to this Section 4.18, is not in excess of $350,000,000. Each Lender of the related Class shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the related Borrower(s) and the General Administrative Agent to increase its Commitment by a principal amount which bears the same ratio to the aggregate increase requested as its then Commitment of such Class bears to the aggregate amount of the Commitments of such Class then in effect.

(b) If any Lender shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Borrower(s) may designate another lender or other lenders (which may be, but need not be, one or more of the existing Lenders) which at the time agree to (i) in the case of any such lender that is an existing Lender, increase its Commitment and (ii) in the case of any other such lender (an “Additional Lender”), become a party to this Agreement. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the requested increase.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 4.18 shall become effective upon the receipt by the General Administrative Agent of an agreement in form and substance satisfactory to the General Administrative Agent signed by the Parent Guarantor, the Borrowers, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Obligors with respect thereto and such opinions of counsel for the Obligors with respect thereto as the General Administrative Agent may reasonably request. At the time of any increase in the aggregate amount of the Commitments pursuant to this Section 4.18, the Obligors shall represent (i) that, immediately before and after any such increase is made, no Default has occurred and is continuing and (ii) that the representations and warranties of the Obligors contained in the Financing Documents are true in all material respects on and as of the date such increase is made.

(d) Upon any increase in the amount of the Commitments of any Class pursuant to this Section 4.18:

(i) the applicable Borrower shall (A) at the end of the current Interest Period, in the case of any Group of Euro-Currency Loans of such Class then outstanding, (B) on the next following BA Maturity Date, in the case of any Group of Bankers’ Acceptances, in the case of any increase in the amount of the Canadian Commitments and (C) within five Business Days, in the case of any other Group of Syndicated Loans of such Class outstanding, prepay or repay each such Group of Loans of such Class then outstanding in its entirety and, to the extent such Borrower elects to do so and subject to the conditions specified in Article 5, such Borrower shall reborrow Syndicated Loans of such Class from the applicable Lenders in proportion to their respective Commitments of such Class after giving effect to such increase, until such time as all outstanding Syndicated Loans of such Class are held by the Lenders of such Class in such proportion; provided that if at any time after such increase but prior to such prepayment or repayment an Event of Default shall have occurred and shall have continued unremedied for a period of at least five Business Days, the Lenders whose Commitments of such Class have not been increased pursuant to clause (b) of this Section (each, a “Non-Increasing Lender”) shall sell to each Lender whose Commitment of such Class has been assumed or increased pursuant to clause (b) of this Section (each, an “Increased Commitment Lender”), and each Increased Commitment Lender shall purchase from each Non-Increasing Lender, such participations in the Syndicated Loans of such Class then outstanding in an amount such that, after giving effect to all such purchases and sales, all outstanding Syndicated Loans of such Class are held by the Lenders in proportion to their respective Commitments of such Class, after giving effect to such assumptions and increases; and

(ii) each existing Non-Increasing Lender shall be deemed, without further action by any party hereto, to have sold to each Increased Commitment Lender and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation (on the terms specified in Sections 2.04, 3.04, 2.05 or 3.03, as the case may be) in each Letter of Credit and Committed Swingline Loan of the applicable Class in an amount such that, after giving effect to all such purchases and sales, all outstanding Letter of Credit Liabilities (if any) and participations in Committed Swingline Loans of such Class are held by the Lenders in proportion to their respective Commitments of such Class after giving effect to such assumptions and increases.

ARTICLE 5

CONDITIONS

Section 5.01. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 13.04):

(a) receipt by the General Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the General Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the General Administrative Agent of counterparts of all other Financing Documents signed by each of the parties thereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the General Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart thereof by such party);

(c) receipt by the General Administrative Agent of evidence satisfactory to it of the payment of (or, in the case of bankers’ acceptances and letters of credit outstanding under the Existing Canadian Credit Agreements, the collateralization or cancellation of) all principal and interest outstanding under, and of all other amounts payable under the Existing Credit Agreements (excluding amounts specified in Section 5.04(b));

(d) receipt by the General Administrative Agent (i) for the account of the Administrative Agents, of the fees set forth in Section 9.08 and (ii) for the account of the Lenders, of participation fees in the amounts heretofore mutually agreed upon;

(e) receipt by the General Administrative Agent of a certificate of a Principal Officer of the Parent Guarantor and of each Borrower that, upon the Effective Date, no Default shall have occurred and be continuing and that each of the representations and warranties made by the Obligors in or pursuant to the Financing Documents are true and correct in all material respects;

(f) receipt by the General Administrative Agent of an opinion of the General Counsel or Associate General Counsel of each U.S. Borrower and the Parent Guarantor, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(g) receipt by the General Administrative Agent of an opinion of Davis Polk & Wardwell, special counsel for the Administrative Agents and the Lead

Arranger, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(h) receipt by the General Administrative Agent of an opinion of McMillan Binch LLP, special counsel for the Canadian Borrower, substantially in the form of Exhibit D hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request; and

(i) receipt by the General Administrative Agent of all documents it may reasonably request relating to the existence of each Borrower and the Parent Guarantor, the corporate authority for and the validity and enforceability of the Financing Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agents;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than March 31, 2004. The General Administrative Agent shall promptly notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 5.02. Conditions to Borrowings, Issuances of Letters of Credit and Acceptance of Bankers’ Acceptances. The obligation of any Lender to make a Loan on the occasion of any Borrowing (including by way of acceptance and purchase of Bankers’ Acceptances) and the obligation of any Issuing Lender to issue or amend any Letter of Credit are subject to the satisfaction of the following conditions:

(a) the fact that the Effective Date shall have occurred;

(b) the fact that immediately after such Credit Event, no applicable limitation on Exposures specified in this Agreement will be exceeded;

(c) the fact that, immediately before and after such Credit Event, no Default shall have occurred and be continuing;

(d) the fact that the representations and warranties of each Obligor contained in the Financing Documents shall be true in all material respects on and as of the date of such Credit Event; and

(e) the fact that such Borrowing will not violate any provision of law or regulation applicable to any Lender (including, without limiting the generality of the foregoing, Regulations U and X of the Board of Governors of the Federal Reserve System) as then in effect.

Section 5.03. Representation by Borrower. Each Borrowing under this Agreement shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in subsections (b), (c) and (d) of Section 5.02.

Section 5.04. Transitional Provisions. (a) Upon the Effective Date, any outstanding “Money Market Loans” or “Swingline Advances” of any “Bank” party to the Existing U.S. Credit Agreement (as each of the quoted terms is defined in the Existing U.S. Credit Agreement) that is not a U.S. Lender hereunder (a “Non-Continuing Bank”) shall become due, and the applicable U.S. Borrower shall on the Effective Date repay any such outstanding Money Market Loans or Swingline Advances made by such Non-Continuing Banks. If any repayment of Money Market Loans or Swingline Advances under the Existing U.S. Credit Agreement is made pursuant to this subsection (a), the applicable U.S. Borrower agrees that it will reimburse each Non-Continuing Bank for any funding losses incurred in connection therewith pursuant to Section 2.14 of the Existing U.S. Credit Agreement.

(b) Each Money Market Loan or Swingline Advance outstanding under the Existing U.S. Credit Agreement and made on or prior to the Effective Date by any Lender that is both a party to the Existing U.S. Credit Agreement and a U.S. Lender hereunder shall (i) mature on the last day of the then current “Interest Period” applicable thereto under the Existing U.S. Credit Agreement, (ii) bear interest at the interest rate applicable thereto under the Existing U.S. Credit Agreement, (iii) be deemed made pursuant to this Agreement and (iv) be deemed no longer outstanding under the Existing U.S. Credit Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

The Parent Guarantor and each Borrower jointly and severally represent and warrant to each Agent and each Lender that:

Section 6.01. Corporate Existence and Power. Each of the Parent Guarantor, each Borrower and each of their respective Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted (except, in the case of such Subsidiaries, to the extent that failure to comply with the foregoing statements could not, in the aggregate, reasonably be expected to affect the business, financial position or results of operations of the Parent Guarantor and its Consolidated Subsidiaries in a manner material and adverse to the creditworthiness of the Borrowers and the other Obligors, considered as a whole), and each of the Parent Guarantor, each Borrower and each of their respective Subsidiaries is duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers and in which the failure so to qualify or be licensed, as the case may be, in the aggregate, could reasonably be expected to affect the business, financial position or results of operations of the Parent Guarantor and its Consolidated Subsidiaries in a manner material and adverse to the creditworthiness of the Borrowers and the other Obligors, considered as a whole.

Section 6.02. Corporate and Governmental Authorization; No Contravention. The execution and delivery by each Obligor of each of the Financing Documents to which it is a party and the performance by such Obligor of its obligations thereunder are within the corporate power of such Obligor, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing (other than filings in connection with periodic Securities and Exchange Commission reporting requirements) with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the charter or by-laws of such Obligor or of any agreement or instrument relating to Debt of the Parent Guarantor or any Subsidiary or any other agreement, judgment, injunction, order, decree or other instrument binding upon such Obligor material to the business of the Parent Guarantor and its Consolidated Subsidiaries, considered as a whole, or result in the creation or imposition of any Lien on any asset of the Parent Guarantor or any Subsidiary.

Section 6.03. Binding Effect. This Agreement constitutes a valid and binding agreement of each of the Parent Guarantor and each Borrower and the other Financing Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Obligor that is a party thereto, in each case enforceable in accordance with its terms, except as enforceability may be limited by (a) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or law) and (c) an implied covenant of good faith and fair dealing.

Section 6.04. Financial Information. (a) The consolidated balance sheet of the Parent Guarantor and its Consolidated Subsidiaries as of October 3, 2003 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by KPMG LLP, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Parent Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) Since October 3, 2003, there has been no change in the business, financial position or results of operations of the Parent Guarantor and its Consolidated Subsidiaries which materially and adversely affects the credit-worthiness of the Borrowers and the other Obligors, considered as a whole.

Section 6.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of a Principal Officer threatened against, the Parent Guarantor, any Borrower or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which would affect the business, financial position or results of operations of the Parent Guarantor and its Consolidated Subsidiaries in a manner material and adverse to the credit-worthiness of the Borrowers and the other Obligors, considered as a whole, or which in any manner questions the validity or enforceability of any Financing Document.

Section 6.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 6.07. Environmental Matters. The Parent Guarantor has reasonably concluded that the liabilities and costs associated with the effect of Environmental Laws on the business, operations and properties of the Parent Guarantor and its Subsidiaries, including the costs of compliance with Environmental Laws, are unlikely to affect the business, financial condition or results of operations of the Parent Guarantor and its Consolidated Subsidiaries in a manner material and adverse to the creditworthiness of the Borrowers and the other Obligors, considered as a whole.

Section 6.08. Taxes. United States Federal income tax returns of the Parent Guarantor and its Subsidiaries have been examined and closed through the fiscal year ended on October 3, 1997. The Parent Guarantor, each Borrower and each of their respective Subsidiaries have filed all United States Federal income tax returns, all Canadian federal and provincial income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes being diligently contested in good faith and by appropriate proceedings. Adequate reserves have been provided on the books of the Parent Guarantor and its Subsidiaries in respect of all taxes or other governmental charges in accordance with generally accepted accounting principles, and no tax liabilities in excess of the amount so provided are, in the good faith determination of the Parent Guarantor, anticipated that could affect the business, financial position or results of operations of the Parent Guarantor and its Consolidated Subsidiaries in a manner material and adverse to the creditworthiness of the Borrowers and the other Obligors, considered as a whole.

Section 6.09. Compliance with Laws. The Parent Guarantor, each Borrower and each of their respective Subsidiaries are, in the good faith determination of the Parent Guarantor, in compliance with all applicable laws, rules and regulations (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), other than such laws, rules or regulations (i) the validity or applicability of which the Parent Guarantor, a Borrower or such Subsidiary is contesting in good faith or (ii) the failure to comply with which cannot reasonably be expected to affect the business, financial position or results of operations of the Parent Guarantor and its Consolidated Subsidiaries in a manner material and adverse to the creditworthiness of the Borrowers and the other Obligors, considered as a whole.

Section 6.10. Not an Investment Company. None of the Obligors is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.11. Full Disclosure. All information heretofore furnished by the Parent Guarantor or the Borrowers to the Agents or any Lender for purposes of this Agreement or any transaction contemplated hereby was, in the good faith opinion of the Parent Guarantor at the time such information was furnished, true and accurate in all material respects on the date as of which such information was furnished, and such information as may have been modified or superseded by any subsequently furnished information is true and accurate in all material respects.

ARTICLE 7

COVENANTS

The Parent Guarantor and each Borrower jointly and severally agree that, so long as any Lender has any Exposure hereunder:

Section 7.01. Information. The Parent Guarantor will deliver to the General Administrative Agent for further distribution to each Lender, with respect to information relating to the Parent Guarantor, from the Effective Date and, with respect to information relating to a Borrower, from the date such Borrower borrows any amount hereunder:

(a) within 95 days after the end of each fiscal year of the Parent Guarantor, consolidated balance sheets of such Parent Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon by KPMG LLP or other independent public accountants of nationally recognized standing, which opinion (x) shall state that such financial statements present fairly in all material respects the consolidated financial position of the companies being reported upon as of the date of such financial statements and the consolidated results of their operations and cash flows for the period covered by such financial statements in conformity with generally accepted accounting principles and that the audit of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and (y) shall not contain any Qualification;

(b) within 65 days after the end of each of the first three quarters of each fiscal year of the Parent Guarantor, consolidated balance sheets of the Parent Guarantor and its Consolidated Subsidiaries, and the related consolidated statements of income for such quarter and for the portion of the fiscal year ended at the end of such quarter and cash flows for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, if any, all prepared in accordance with Rule 10-01 of Regulation S-X of the General Rules and Regulations under the Securities Act of 1933, or any successor rule that sets forth the manner in which interim financial statements shall be prepared, and certified (subject to normal year-end audit adjustments) as to fairness of presentation and consistency by the chief financial officer or the chief accounting officer of the Parent Guarantor;

(c) simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) of this Section 7.01, a certificate of the chief financial officer, Treasurer or chief accounting officer of the Parent Guarantor (i) setting forth in reasonable detail such calculations as are required to establish whether the Parent Guarantor was in compliance with the requirements of Sections 7.07 through 7.12, inclusive, on the date of such financial statements, (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action that the Parent Guarantor is taking or proposes to take with respect thereto and (iii) stating whether, since the date of the most recent financial statements previously delivered pursuant to paragraph (a) or (b) of this Section 7.01, there has been a change in the generally accepted accounting principles applied in preparing the financial statements then being delivered from those applied in preparing the most recent financial statements and, in the case of the Parent Guarantor, audited financial statements so delivered which is material to the financial statements then being delivered;

(d) within five days after any Principal Officer of the Parent Guarantor obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, Treasurer or chief accounting officer of the Parent Guarantor setting forth the details thereof and the action that the Parent Guarantor is taking or proposes to take with respect thereto;

(e) promptly upon the receipt of a request therefor from the General Administrative Agent at the request of any Lender, copies of all financial statements, reports and proxy statements that the Parent Guarantor shall have mailed to its shareholders;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports that the Parent Guarantor or any of its Consolidated Subsidiaries shall have filed with the Securities and Exchange Commission;

(g) excluding any event which has not resulted and will not result in a potential liability of a member of the ERISA Group under Title IV of ERISA in an amount in excess of $35,000,000, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably lead to a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA in an amount greater than $35,000,000 or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any required payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Parent Guarantor setting forth details as to such occurrence and action, if any, which the applicable member of the ERISA Group is required or proposes to take; and

(h) from time to time such additional information regarding the financial position, results of operations or business of the Parent Guarantor or any of its Subsidiaries as the General Administrative Agent, at the request of any Lender, may reasonably request.

Documents required to be delivered pursuant to Section 7.01(a), 7.01(b), 7.01(d), or 7.01(f) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Guarantor posts such documents, or provides a link thereto on the Parent Guarantor’s website on the internet; or (ii) on which such documents are posted on the Parent Guarantor’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the General Administrative Agent); provided that: (i) the Parent Guarantor shall deliver paper copies of such documents to either Administrative Agent or any Lender that requests the Parent Guarantor to deliver such paper copies until a written request to cease delivering paper copies is given by such Administrative Agent or such Lender and (ii) the Parent Guarantor shall notify the General Administrative Agent (for further notification to each Lender) of the posting of any such documents.

Section 7.02. Payment of Obligations. The Parent Guarantor will, and will cause each of its Material Subsidiaries to, pay and discharge, as the same shall become due and payable, (i) all material claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, in any such case, if unpaid, might by law give rise to a Lien upon any of its property or assets, and (ii) all material taxes, assessments and governmental charges or levies upon it or its property or assets, except where any of the items in clause (i) or (ii) above may be contested in good faith by appropriate proceedings, and the Parent Guarantor or such Subsidiary, as the case may be, shall have set aside on its books, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any such items.

Section 7.03. Maintenance of Property; Insurance. The Parent Guarantor will keep, and will cause each of its Material Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition in accordance with generally accepted industry standards applicable to the line of business in which such property is used; will maintain and will cause each of its Material Subsidiaries to maintain (either in the name of the Parent Guarantor or in such Subsidiary’s own name) with insurance companies which the Parent Guarantor reasonably believes, at the time the relevant coverage is placed or renewed, are financially sound and responsible, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and

will furnish to the Lenders, upon written request from the General Administrative Agent, information presented in reasonable detail as to the insurance so carried. Notwithstanding the foregoing, the Parent Guarantor may, in lieu of maintaining the insurance required by the preceding sentence, self-insure, or cause any of its Subsidiaries to self-insure, with respect to the properties and risks referred to in the preceding sentence to the extent that such self-insurance is customary among companies of established repute engaged in the line of business in which such properties are used or to which such risks pertain.

Section 7.04. Conduct of Business and Maintenance of Existence. Subject to Section 7.08, the Parent Guarantor will continue, and will cause each of its Material Subsidiaries to continue, to engage in business of the same general type as now conducted by the Parent Guarantor and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Material Subsidiaries to preserve, renew and keep in full force and effect, their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that, subject to Section 7.08, nothing in this Section 7.04 shall prohibit the termination of the corporate existence of any Subsidiary (other than the Borrowers) if the Parent Guarantor in good faith determines that such termination is in the best interest of the Parent Guarantor and is not materially adverse to the interests of the Lenders; provided further that nothing in this Section 7.04 shall prohibit the termination of the corporate existence of any Borrower or the Parent Guarantor, if such termination is the result of the merger of such Borrower with the Parent Guarantor or of the merger of the Borrowers with each other, in each case, pursuant to Section 7.08 hereof.

Section 7.05. Inspection of Property, Books and Records. The Parent Guarantor will keep, and will cause each of its Material Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities. The Parent Guarantor, upon reasonable request by any Lender to the Treasurer of the Parent Guarantor, will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

Section 7.06. Maintenance of Stock of Borrowers. The Parent Guarantor will at all times maintain ownership of 100% of the outstanding shares of each class of capital stock of each Borrower, unless such Borrower and the Parent Guarantor shall have merged or two Borrowers shall have merged with each other, in each case, in accordance with Section 7.08, in which event the Parent Guarantor shall maintain ownership of 100% of any surviving Borrower.

Section 7.07. Negative Pledge. The Parent Guarantor will not, and will not permit any of its Material Subsidiaries to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by the Parent Guarantor or any such Subsidiary, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $25,000,000;

(b) any Lien existing on any asset prior to the acquisition thereof by the Parent Guarantor or such Subsidiary and not created in contemplation of such acquisition;

(c) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(d) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing subsections of this Section 7.07, provided that the outstanding principal amount of such Debt is not increased and is not secured by any additional assets;

(e) any Liens arising in the ordinary course of business of the Parent Guarantor or any of its Subsidiaries which (i) do not secure Debt or Derivatives Obligations and (ii) do not in the aggregate materially detract from the value of the assets of the Parent Guarantor and its Consolidated Subsidiaries, considered as a whole, or impair the use thereof in the operation of the business of the Parent Guarantor and its Consolidated Subsidiaries, considered as a whole; provided that any Lien on any asset of the Parent Guarantor or any of its Subsidiaries arising in connection with a judgment in excess of $50,000,000 (reduced, for purposes of this proviso, by any amount in respect thereof that is acknowledged by a reputable insurer as being payable under any valid and enforceable insurance policy issued by such insurer), whether or not such judgment is being contested or execution thereof has been stayed, shall be deemed not arising in the ordinary course of business of the Parent Guarantor or such Subsidiary;

(f) Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $50,000,000;

(g) any Lien not otherwise permitted by the foregoing provisions of this Section 7.07 securing Debt (or Derivatives Obligations, as measured by the amount of the pledged collateral in excess of that permitted under (f)) in an aggregate principal amount not to exceed an amount equal to 10% of Consolidated Tangible Assets (excluding any such Lien securing any individual obligation in an amount not in excess of $5,000,000);

(h) subject to Section 4.08(b), any Lien on any asset or assets of the Parent Guarantor or any of its Subsidiaries securing Excess Secured Debt; and

(i) Liens created in connection with a Receivables Securitization Facility, provided that the aggregate principal or equivalent amount of obligations secured by such Liens shall at no time exceed $350,000,000.

Section 7.08. Consolidations, Mergers and Sales of Assets. (a) None of the Parent Guarantor or any of the Borrowers shall consolidate or merge with or into any Person, except that (i) the Parent Guarantor and any of the Borrowers may merge with any Person (other than each other) if the Parent Guarantor or such Borrower is the surviving corporation and if, immediately after such merger (and giving effect thereto), no Default shall have occurred and be continuing, (ii) the Parent Guarantor and any of the Borrowers may merge with each other and, (iii) the Borrowers may merge with each other, if (x) immediately after such merger (and giving effect thereto), no Default shall have occurred and be continuing and (y) the surviving corporation, whether it be the Parent Guarantor or a Borrower, shall have signed an instrument of assumption in form and substance satisfactory to the Required Lenders immediately prior to such merger.

(b) Other than sales or transfers of account receivables under any Receivables Securitization Facility, the Parent Guarantor will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer or dispose of to any Person all or any substantial part of the assets of the Parent Guarantor and its Subsidiaries, taken as a whole. A sale, lease, transfer or disposal of 25% or greater of the assets of the Parent Guarantor and its Subsidiaries, taken as a whole, shall be deemed to be a sale, lease, transfer or disposal of a substantial part of the assets of the Parent Guarantor and its Subsidiaries, taken as a whole.

Section 7.09. Fixed Charge Coverage. As of the last day of each fiscal quarter of the Parent Guarantor, the ratio of Consolidated Cash Flow Available for Fixed Charges to Consolidated Fixed Charges, in each case for the four fiscal quarters ending on such day, shall not be less than 2.0 to 1.0.

Section 7.10. Debt Coverage. As of the last day of each fiscal quarter of the Parent Guarantor, the ratio of Total Borrowed Funds at such day to EBITDA for the period of four fiscal quarters ending on such day, shall not be greater than 3.0 to 1.0:

Section 7.11. Transactions with Affiliates. The Parent Guarantor will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, engage in any material transaction with an Affiliate (other than a Wholly-Owned Subsidiary) unless the terms of such transaction are determined on an arm’s-length basis and are substantially as favorable to the Parent Guarantor or such Subsidiary as the terms which could have been obtained from a Person which was not an Affiliate.

Section 7.12. Use of Proceeds. The proceeds of Loans hereunder will be used for general corporate purposes, repurchases of shares and dividends, financing acquisitions and refinancing any Debt (including the face amount of any bankers’ acceptances) outstanding under the Existing Canadian Credit Agreements. None of such proceeds will be used in violation of any applicable law or regulation, including without limitation Regulation T, U or X of the Board of Governors of the Federal Reserve System, as each is in effect from time to time.

ARTICLE 8

DEFAULTS

Section 8.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing

(a) a Borrower shall fail (i) to reimburse any LC Disbursement when required hereunder or (ii) to pay when due (whether at the due date thereof or the date fixed for prepayment thereof or otherwise) any principal of any Loan (including the face amount of any Bankers’ Acceptance); or

(b) a Borrower shall fail to pay any interest on any Loan or any fees or any other amount payable hereunder for a period of three Business Days after the same shall become due; or

(c) any Obligor shall fail to observe or perform any covenant contained in Sections 7.06 to 7.12, inclusive; or

(d) any Obligor shall fail to observe or perform any of its covenants or agreements contained in the Financing Documents (other than those covered by paragraph (a), (b) or (c) above) for 30 days after notice thereof has been given to the Parent Guarantor by the General Administrative Agent at the request of any Lender; or

(e) any representation, warranty, certification or statement made or deemed made by any Obligor in any Financing Document or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(f) the Parent Guarantor or any of its Subsidiaries shall fail to make any payment in respect of any Material Financial Obligations when due and beyond any applicable grace period; or

(g) any event or condition shall occur that results in the acceleration of the maturity of Debt of the Parent Guarantor or any of its Subsidiaries aggregating in excess of $50,000,000, or enables (or, with the giving of notice or lapse of time or both, would enable) the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof; or

(h) the Parent Guarantor or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally or admit in writing its inability to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(i) an involuntary case or other proceeding shall be commenced against the Parent Guarantor or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Parent Guarantor or any Subsidiary under the Federal bankruptcy laws as now or hereafter in effect; or

(j) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA (other than any such liability which is being contested in good faith by appropriate proceedings and is not secured by any Lien); or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000 (a “Material Plan”) shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current annual payment obligation in excess of $50,000,000 or an aggregate payment obligation in excess of $50,000,000; or

(k) a judgment or order for the payment of money (reduced, for purposes of this paragraph (k), by any amount in respect thereof that is acknowledged by a reputable insurer as being payable under any valid and enforceable insurance policy issued by such insurer) in excess of $50,000,000 shall be rendered against the Parent Guarantor or any of its Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period ending on the first to occur of (i) the last day on which such judgment or order becomes final and unappealable or (ii) 45 days; or

(l) any Wholly Owned Domestic Material Subsidiary shall not have entered into the Subsidiary Guaranty Agreement within 30 days after the later of the date hereof or the date on which such Wholly Owned Domestic Material Subsidiary shall have become a Wholly Owned Domestic Material Subsidiary; provided that the foregoing provision of this paragraph (l) shall not apply to any Wholly Owned Domestic Material Subsidiary if such Wholly Owned Domestic Material Subsidiary is a Subsidiary of an Obligor (other than the Parent Guarantor or the Borrowers); or

(m) (i) more than 30 percent (40 percent, in the case of voting securities held by a Plan) in voting power of the voting securities of the Parent Guarantor shall be beneficially owned (A) by any Person or (B) by any two or more Persons who “act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, or disposing of securities” of the Parent Guarantor, as the case may be, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (other than, in each case, Joseph Neubauer, his estate or trusts of which he is the grantor or trustee or his or their affiliates); or (ii) a majority of the members of the board of directors of the Parent Guarantor on any date shall not have been (A) members of the board of directors of the Parent Guarantor on the date twelve months prior to such date or (B) approved by Persons who constitute at least a majority of the members of the board of directors of the Parent Guarantor as constituted on the date twelve months prior to such date;

then, and in every such event, the General Administrative Agent shall (i) if requested by the Required Lenders, by notice to each Borrower terminate the Commitments, and the Commitments shall thereupon terminate, and (ii) if requested by the Required Lenders, by notice to each Borrower declare the Loans (together with accrued interest thereon) and all other amounts payable by the Borrowers hereunder to be, and such Loans (together with accrued interest thereon) and amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, provided that in the case of any of the Events of Default specified in Section 8.01(h) or (i) with respect to the Parent Guarantor or the Borrowers, without any notice to any Obligor or any other act by any Agent or any Lender, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) and all other amounts payable by the Borrowers hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

Section 8.02. Notice of Default. The General Administrative Agent shall give notice to the Parent Guarantor and each Borrower under Section 8.01(d) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

Section 8.03. Cash Cover. (a) If an Event of Default shall have occurred and be continuing and the Required Lenders (or, if the maturity of the Loans has been accelerated, Canadian Lenders with Bankers’ Acceptances representing more than 50% of the total face amount of all Bankers’ Acceptances then outstanding) instruct the Canadian Administrative Agent to request cash collateral pursuant to this paragraph, the Canadian Borrower will, promptly after it receives such request from the Canadian Administrative Agent, deposit with such Administrative Agent an amount in Canadian Dollars in immediately available funds equal to the then outstanding Bankers’ Acceptances, such Canadian Dollars to be held by the Canadian Administrative Agent, under arrangements satisfactory to it, to secure the payment of the face amount of such outstanding Bankers’ Acceptances upon maturity; provided that, if any Event of Default specified in Section 8.01(h) or (i) occurs with respect to the Canadian Borrower, the Canadian Borrower shall pay such amount to the Canadian Administrative Agent forthwith without any notice, demand or other act by the Canadian Administrative Agent or the Lenders.

(b) If an Event of Default shall have occurred and be continuing and the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with Letter of Credit Liabilities representing more than 50% of the total of all Lenders’ Letter of Credit Liabilities) instruct the Administrative Agent to request cash collateral pursuant to this paragraph, each Borrower which is an account party to a Letter of Credit will, promptly after it receives such request from such Administrative Agent, deposit with such Administrative Agent an amount in Dollars in immediately available funds equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time for which it is the account party, such to be held by such Administrative Agent, under arrangements satisfactory to it, to secure the payment of LC Disbursements under such Letters of Credit; provided that, if any Event of Default specified in Section 8.01(h) or (i) occurs with respect to any Borrower, such Borrower shall pay such amount to the Administrative Agent forthwith without any notice, demand or other act by the Administrative Agent or the Lenders.

ARTICLE 9

THE ADMINISTRATIVE AGENTS

Section 9.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes each Administrative Agent to take such action as agent on such Lender’s behalf and to exercise such powers under the Financing Documents as are delegated to such Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

Section 9.02. Administrative Agents and Affiliates. Each of the Administrative Agents, in its capacity as a Lender, shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not an Administrative Agent, and each of the Administrative Agents and their affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Parent Guarantor or any Subsidiary or Affiliate of the Parent Guarantor as if it were not an Administrative Agent.

Section 9.03. Action by Administrative Agents. The obligations of each Administrative Agent under the Financing Documents are only those expressly set forth therein with respect to it. Without limiting the generality of the foregoing, neither Administrative Agent shall be required to take any action with respect to any Default, except as expressly provided in Article 8.

Section 9.04. Consultation with Experts. Either Administrative Agent may consult with legal counsel (who may be counsel for the Parent Guarantor or a Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.05. Liability of Agents. Neither Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by such Administrative Agent or affiliate or any such director, officer, agent or employee in connection herewith (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided hereunder) or (b) in the absence of the gross negligence or willful misconduct of such Administrative Agent, affiliate, director, officer, agent or employee. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Financing Document or any Credit Event hereunder; (ii) the performance or observance of any of the covenants or agreements of any Obligor under any Financing Document; (iii) the satisfaction of any condition specified in Article 5 except, in the case of the General Administrative Agent, receipt of items required to be delivered to the General Administrative Agent; or

(iv) the validity, effectiveness or genuineness of any Financing Document or any other instrument or writing furnished in connection therewith. Neither Administrative Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 9.06. Indemnification. The Lenders shall, ratably in accordance with their respective Commitments, indemnify each Administrative Agent, their respective affiliates and their respective officers, directors, employees and agents (each, an “indemnified person”) (to the extent not reimbursed by any Obligor) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnified person’s gross negligence or willful misconduct) that such indemnified person may suffer or incur in connection with the Financing Documents or any action taken or omitted by such indemnified person thereunder.

Section 9.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and any other Financing Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon any Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 9.08. Agency Fees. The Canadian Borrower shall pay to the Canadian Administrative Agent and each U.S. Borrower shall pay to the General Administrative Agent fees in the amounts and on the dates agreed to prior to the date hereof by such Borrower and such Agent.

Section 9.09. Successor Agents. Either Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Obligors. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 (or an affiliate of such a bank). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 9.10. Other Agents. Nothing contained in this Agreement shall be construed to impose any obligation or duty whatsoever on the Syndication Agent in its capacity as such.

ARTICLE 10

CHANGE IN CIRCUMSTANCES

Section 10.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Currency Borrowing:

(a) deposits (in the applicable currency and amount) are not being offered by the Administrative Agent in the relevant market for such Interest Period, or

(b) Lenders having a majority of the aggregate principal amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Currency Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the affected Borrower (specifying in reasonable detail, in the case of an event referred to in clause (b) above, the information relating thereto received by the Administrative Agent from the Lenders) and Lenders, whereupon until the Administrative Agent notifies such Borrower that the circumstances giving rise to such suspension no longer exist (which it shall promptly do when it determines that such circumstances have ceased to exist or, in the case of clause (b) of this Section 10.01, when the Administrative Agent is so notified by Lenders having at least a majority of the related Commitments, as specified above), (i) the obligations of the Lenders to make the affected Euro-Currency Loans, or to continue or convert outstanding Loans as or into the affected Euro-Currency Loans shall be suspended and (ii) each outstanding affected Euro-Currency Loan shall be prepaid (or, in the case of a Dollar-Denominated Loan, converted into a Base Rate Loan) on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Fixed Rate Borrowing of Syndicated Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in an equal Dollar Amount.

Section 10.02. Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Applicable Lending Office) to make, maintain or fund any or all of its Euro-Currency Loans or Bankers’ Acceptances and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the Borrower(s), whereupon until such Lender notifies the Borrower(s) and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make the affected Euro-Currency Loans, to continue or convert outstanding Loans as or into the affected Euro-Currency Loans or to accept Bankers’ Acceptances, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Currency Loan of such Lender then outstanding shall be converted to a Base Rate Loan (in the case of an Alternative Currency Loan, in a principal amount determined on the basis of the Spot Rate on the date of conversion) either (a) on the last day of the then current Interest Period applicable to such Euro-Currency Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Currency Loan to such day.

Section 10.03. Increased Cost and Reduced Return. (a) If on or after (x) the date of this Agreement, in the case of any Fixed Rate Loan which is a Syndicated Loan or a Committed Swingline Loan or any obligation to make such Loans or (y) the date of the related Competitive Bid Quote or offer, in the case of any Competitive Bid Loan or Uncommitted Swingline Loan, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency imposed after such date shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 4.16), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit (including bankers’ acceptances) extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market or the Canadian Bankers’ Acceptance market any other condition affecting its Fixed Rate Loans, any Notes, its obligation to make Fixed Rate Loans or its obligations hereunder in respect of Bankers’ Acceptances or Letters of Credit, and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or of accepting any Bankers’ Acceptance or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under any Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), each Borrower shall pay to such Lender its Article 10 Share of such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that after the date of this Agreement the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s (or its Parent’s) policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the applicable Administrative Agent), each Borrower shall pay to such Lender its Article 10 Share of such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction. The Borrowers shall not be obligated to compensate any Lender pursuant to this subsection (b) for reduced return accruing prior to the date which is 30 days before such Lender requests compensation; provided that if any law, rule or regulation, or interpretation or administration thereof, or any request or directive giving rise to reduced returns has retroactive effect, such Lender shall be entitled to claim compensation hereunder for the period commencing on such date of retroactive effect through the date of adoption or change or promulgation thereof without regard to the foregoing limitation.

(c) Each Lender will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date of this Agreement, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 10.04. Taxes. (a) For the purposes of this Section 10.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings of any nature imposed by a taxing authority with respect to any payment by any Obligor to or for the account of the Administrative Agents or any Lender pursuant to any Financing Document or Bankers’ Acceptance, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agents, taxes imposed on its net income, capital, franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located (all such excluded taxes of either Administrative Agent or any Lender being herein referred to as its “Domestic Taxes”) and (ii) in the case of each Lender, (x) with respect to payments under the U.S. Facility, any United States withholding tax imposed on such payments but only to the extent that payments to such Lender by such Borrower hereunder are subject to United States withholding tax at the time such Lender first becomes a party to this Agreement and (y) with respect to all amounts paid or credited in respect of the Canadian Facility, any Canadian withholding tax imposed on such payments as a result of such Lender being a non-resident of Canada for the purposes of the Income Tax Act (Canada), or, in the case of any Canadian Lender that is a Schedule III Bank, such payment not being paid or credited in respect of such Lender’s “Canadian banking business” for the purposes of the Income Tax Act (Canada).

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to any Financing Document or Bankers’ Acceptance or from the execution or delivery, registration or enforcement of, or otherwise with respect to, any Financing Document or Bankers’ Acceptance.

(b) Any and all payments by any Obligor to or for the account of any Lender or Administrative Agent under any Financing Document or Bankers’ Acceptance shall be made without deduction or withholding for any Taxes or Other Taxes; provided that, if any Obligor shall be required by law or the administration or interpretation thereof to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such

Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (c) such Obligor shall make such deductions or withholdings, (d) such Obligor shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (e) such Obligor shall promptly furnish to the Administrative Agent, at its address referred to in Section 13.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) Each Borrower agrees to indemnify each Lender and Administrative Agent for its Article 10 Share of the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section), whether or not correctly imposed, paid by such Lender or Administrative Agent (as the case may be) and any liability (including penalties, interest and reasonable out-of-pocket expenses) arising therefrom or with respect thereto. Each Lender will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it and the calculation thereof hereunder shall be conclusive in the absence of manifest error. Such amount(s) shall be paid within 15 days after such Lender or Administrative Agent (as the case may be) makes demand therefor.

(d) Each Lender having a U.S. Commitment organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the U.S. Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide the U.S. Borrowers and the General Administrative Agent with a duly completed and executed copy of Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. Further, each such Lender organized under the laws of the United States that is not an exempt recipient listed in Treas. Reg. 1.6049-4(c)(1) of the Internal Revenue Code shall provide the U.S. Borrowers and the General Administrative Agent with Internal Revenue Service Form W-9, as appropriate, or other successor or other form prescribed by the Internal Revenue Service, certifying that it is exempt from United States back-up withholding.

(e) For any period with respect to which a Lender has failed to provide the U.S. Borrowers or the General Administrative Agent with the appropriate form pursuant to Section 10.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 10.04(b) or (c) with respect to Taxes imposed by the United States because of such failure; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the U.S. Borrowers shall take such steps at the expense of such Lender as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f) If any Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

(g) Each Lender and Administrative Agent shall, at the request of any Borrower, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any certificate or document requested by such Borrower if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts payable to or for the account of such Lender or Administrative Agent (as the case may be) pursuant to this Section 10.04 which may thereafter accrue and would not, in the sole judgment of such Lender or Administrative Agent, require such Lender or Administrative Agent to disclose any confidential or proprietary information or be otherwise disadvantageous to such Lender or Administrative Agent.

(h) If a Lender or Administrative Agent (as the case may be) shall become aware that it is entitled to claim or apply for a refund (a “Refund”) from a taxing authority of such Taxes or Other Taxes for which it has been indemnified by any Obligor, or with respect to which any Obligor has paid additional amounts, pursuant to this Section 10.04(h), it shall promptly notify such Obligor of the availability of such Refund and shall, within 30 days after receipt of a written request by such Obligor, make a claim or application to such taxing authority for such Refund at such Obligor’s expense if, in the judgment of such Lender or Administrative Agent (as the case may be), the making of such claim or application will not be otherwise disadvantageous to it; provided that nothing in this subsection (h) shall be construed to require any Lender or Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain any such Refund. If a Lender or Administrative Agent (as the case may be) receives a Refund from a taxing authority (as a result of any error in the amount of Taxes or Other Taxes paid to such taxing authority) of any such Taxes or Other Taxes for which it has been indemnified by any Obligor, or with respect to which any Obligor has paid additional amounts, pursuant to this Section 10.04, it shall promptly pay to such Obligor the amount so received (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 10.04 with respect to the Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant taxing authority with respect to such Refund); provided that such Obligor upon the request of such Lender or Administrative Agent, agrees to repay the amount paid over to such Obligor (plus penalties, interest or other charges, except to the extent that such penalties or other charges are attributable to the gross negligence or willful misconduct of such Lender or Administrative Agent) to such Lender or Administrative Agent in the event such Lender or Administrative Agent is required to repay such Refund to such taxing authority. Nothing contained in this Section 10.04 shall require any Lender or Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary). Any financial institution substituted for a Lender pursuant to this Agreement (including Section 10.06 and 13.07) shall promptly comply with the certification and documentation provisions of Section 10.04(d) and 10.04(g) (as applicable) upon such substitution.

(i) As of the Effective Date (or the date on which it became a Canadian Lender hereunder), each of the Canadian Lenders that is a Schedule III Bank hereby represents and warrants that it is an “authorized foreign bank” as defined in the Bank Act (Canada), and all amounts paid or credited to such Lender in respect of the Canadian Facility (including, for greater certainty, those fees described in Section 4.05) are in respect of such Lender’s Canadian banking business for the purposes of the Income Tax Act (Canada). Each Canadian Lender that is a Schedule III Bank agrees to notify the Canadian Borrower and the Canadian Administrative Agent of any change to the foregoing conditions.

(j) Income Tax Act (Canada). Each Canadian Lender severally represents and warrants to the Parent Guarantor and to each Borrower, solely with respect to itself, that such Canadian Lender is or is deemed to be resident in Canada for the purposes of Part XIII of Income Tax Act (Canada) in respect of any amount paid or credited to or by such Canadian Lender in respect of its Canadian banking business (as such term is defined in the Income Tax Act (Canada)), including for greater certainty, any amount paid or credited to or by such Canadian Lender under this Agreement or the Financing Documents and that it shall not take any action which would result in such Canadian Lender ceasing to be or ceasing to be deemed under the Income Tax Act (Canada) to be resident in Canada for the purposes of Part XIII of such Income Tax Act (Canada) in respect of any amount paid or credited to or by such Canadian Lender in respect of its Canadian banking business, including for greater certainty, any amount paid or credited to or by such Canadian Lender under this Agreement or the Financing Documents.

Section 10.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make, or continue or convert outstanding Loans as or to, Euro-Currency Loans has been suspended pursuant to Section 10.02 or (ii) any Lender has demanded compensation under Section 10.03(a) and the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Currency Loans, shall be made instead as Base Rate Loans (in the case of Alternative Currency Loans, in the same Dollar Amount as the Euro-Currency Loan that such Lender would otherwise have made in the Alternative Currency) on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Lenders. If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Currency Loan on the first day of the next succeeding Interest Period applicable to the related Euro Currency Loans of the other Lenders. If such Loan is converted into an Alternative Currency Loan, such Lender, the Administrative Agent and the Borrower shall make such arrangements as shall be required (including increasing or decreasing the amount of such Alternative Currency Loan) so that such Alternative Currency Loan shall be in the same amount as it would have been if the provisions of this Section 10.05 never applied thereto.

Section 10.06. Substitution of Lender. If the obligation of any Lender to make Euro-Currency Loans has been suspended pursuant to Section 10.02 (or the obligation to accept Bankers’ Acceptances has been suspended pursuant to Section 3.02(h)) or any Lender has demanded and is continuing to demand compensation under Section 4.16 or Section 10.03(a) or 10.03(b) or Section 10.04, the affected Borrower may elect to substitute another financial institution (or financial institutions) (which may be one or more of the Lenders) for such Lender, whereupon such Borrower shall so notify the Administrative Agent, each Issuing Lender and such Lender. If the Issuing Lenders advise the Administrative Agent that they consent to the substitution of each proposed substitute financial institution, then such substitute financial institution or financial institutions may purchase the Loans and Letter of Credit Liabilities and assume the Commitment of the Lender demanding compensation; provided that, on or prior to such purchase and assumption, each such substitute financial institution shall have executed and delivered to the Administrative Agent an instrument, in form and substance reasonably satisfactory to the Administrative Agent, agreeing to be bound by the terms of this Agreement and assuming all (or the relevant portion of) the obligations under this Agreement of the Lender demanding compensation. Upon the receipt by the Administrative Agent of such instrument from each such substitute financial institution, each such substitute financial institution shall become a Lender for purposes of this Agreement, and the Lender demanding compensation shall (with respect to such assigned Loans and Commitments) no longer be a Lender hereunder; provided that the Lender demanding compensation shall not be deprived of any of its rights or released from any of its obligations under this Agreement with respect to any period prior to the date on which such substitution becomes effective.

ARTICLE 11

GUARANTEE

Section 11.01. The Guarantee. The Parent Guarantor and each U.S. Borrower hereby jointly, severally, unconditionally and irrevocably guarantees to the Lenders, and to each of them, the due and punctual payment of all present and future indebtedness evidenced by or arising out of this Agreement, the Notes and any Derivatives Agreement, including, but not limited to, the due and punctual payment of principal of and interest on the Loans and the due and punctual payment of all other sums now or hereafter owed by the Borrowers under this Agreement and the Notes as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, according to the terms hereof and thereof and the due and punctual payment of any Lender Derivatives Obligations. In case of failure by a Borrower punctually to pay the indebtedness guaranteed hereby, the Parent Guarantor and each U.S. Borrower hereby jointly, severally, and unconditionally agree to cause such payment to be made punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, and as if such payment were made by such Borrower.

Section 11.02. Guarantee Unconditional. The obligations of the Parent Guarantor and each U.S. Borrower under this Article 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Obligor under any Financing Document or any Derivatives Agreement by operation of law or otherwise;

(b) any modification or amendment of or supplement to any Financing Document or any Derivatives Agreement;

(c) any modification, amendment, waiver, release, non-perfection or invalidity of any direct or indirect security, or of any guarantee or other liability of any third party, for any obligation of any other Obligor under any Financing Document or any Derivatives Agreement;

(d) any change in the corporate existence, structure or ownership of any other Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Obligor or its assets or any resulting release or discharge of any obligation of any other Obligor contained in any Financing Document or any Derivatives Agreement;

(e) the existence of any claim, set-off or other rights which the Parent Guarantor or a U.S. Borrower may have at any time against any other Obligor, any Agent, any Lender or any other Person, whether or not arising in connection with any Financing Document or any Derivatives Agreement, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any other Obligor for any reason of any Financing Document or any Derivatives Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any other Obligor of the principal of or interest on any Loan or any other amount payable by it under any Financing Document or any Derivatives Agreement; or

(g) any other act or omission to act or delay of any kind by any other Obligor, any Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the obligations of the Parent Guarantor or a U.S. Borrower under this Article 11.

Section 11.03. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The obligations of the Parent Guarantor and each U.S. Borrower under this Article 11 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Loans and all other amounts payable by the Borrowers under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by a Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrower or any Subsidiary Guarantor or otherwise, the Parent Guarantor’s obligations under this Article 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.04. Waiver. The Parent Guarantor and each U.S. Borrower irrevocably waive acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Obligor or any other Person.

Section 11.05. Subrogation and Contribution. The Parent Guarantor and each U.S. Borrower irrevocably waive any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of the payee against a Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by a Borrower in respect thereof or (ii) to receive any payment, in the nature of contribution or for any other reason, from any other Obligor with respect to such payment.

Section 11.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by a Borrower under this Agreement or the Notes is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Parent Guarantor and each U.S. Borrower hereunder forthwith on demand by the General Administrative Agent made at the request of the requisite number of Lenders specified in Section 8.01.

ARTICLE 12

JUDICIAL PROCEEDINGS

Section 12.01. Consent to Jurisdiction. Each Obligor hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the City of New York over any suit, action or proceeding arising out of or relating to any Financing Document. To the fullest extent it may effectively do so under applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.02. Enforcement of Judgment. Each Obligor agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 12.01 brought in any such court shall be conclusive and binding upon such Obligor and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which such Obligor is or may be subject) by a suit upon such judgment.

Section 12.03. Service of Process. Each Obligor consents to process being served in any suit, action or proceeding of the nature referred to in Section 12.01 by mailing a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to the address of such Obligor specified in or designated pursuant to Section 13.01. Each Obligor agrees that such service (i) shall be deemed in every respect effective service of process upon such Obligor in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Obligor.

Section 12.04. No Limitation on Service or Suit. Nothing in this Article 12 shall affect the right of the Administrative Agent or any Lender to serve process in any manner permitted by law, or limit any right that the Administrative Agent or any Lender may have to bring proceedings against any Obligor in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Notices. Unless otherwise specified herein, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party (x) in the case of the Parent Guarantor, any Borrower or either Administrative Agent, at its address or telex or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or telex or facsimile number set forth in its Administrative Questionnaire, or (z) in the case of any party hereto, at such other address or telex or facsimile number as such party may hereafter specify for the purpose by notice to the General Administrative Agent and the Parent Guarantor. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section 13.01 and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, five days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iv) if given by any other means, when delivered at the address specified in this Section 13.01, provided that notices to the Administrative Agent under Article 2, Article 3, Article 4 or Article 10 shall not be effective until received.

Section 13.02. No Waiver. No failure or delay by any Administrative Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Financing Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03. Expenses; Documentary Taxes; Indemnification for Litigation. (a) The Borrowers shall be jointly and severally obligated to pay (i) all reasonable out-of-pocket expenses of each Administrative Agent, including reasonable fees and disbursements of the law firm acting as special counsel for the Administrative Agents and such local counsel as may be retained by the General Administrative Agent on behalf of the Lenders and the Administrative Agents, in connection with the preparation and administration of the Financing Documents, any waiver or amendment of any provision thereof, or any Default or alleged Default hereunder, and (ii) if any Event of Default occurs, all out-of-pocket expenses incurred by any Administrative Agent or any Lender, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Parent Guarantor and the Borrowers shall be jointly and severally obligated to indemnify each Lender, its affiliates and their respective directors, officers, employees, agents and advisors (each such Person being called an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for any Indemnitee in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto) which may be incurred by any Indemnitee (or by any Administrative Agent in connection with its actions as Administrative Agent hereunder), relating to or arising out of the Financing Documents or any actual or proposed use of the proceeds of the Loans hereunder, provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

Section 13.04. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, and only if, such amendment or waiver is in writing and is signed by the Parent Guarantor, each Borrower (or in the case of the Notes, the relevant Borrower) and the Required Lenders (and, if the rights or duties of an Administrative Agent are affected thereby, by it), provided that;

(a) notwithstanding the foregoing, no such amendment or waiver shall, unless signed by each affected Lender, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or Bankers’ Acceptance or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder or, (iii) postpone the date fixed for the termination of the Commitments or any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or any interest thereon or any fees hereunder (or reduce the amount of, waive or excuse any such payment) or (except as expressly provided in Section 2.04 or Section 3.04) any expiry date of any Letter of Credit or the BA Maturity Date of any Bankers’ Acceptance,

(b) no such amendment or waiver shall, unless signed by all the Lenders, change the percentage of the Commitments or of the Exposures, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or any other Financing Document,

(c) no such amendment, or waiver shall change any provision of any Financing Document in a manner that by its terms expressly modifies in an adverse manner the rights in respect of payments due to Lenders holding Loans of any Class or Type differently from those holding Loans of any other Class or Type, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments (if applicable) of each adversely modified Class or Type,

(d) no such amendment or waiver shall, unless signed by all the Lenders, release or discharge the obligations of (i) all or substantially all of the Subsidiary Guarantors under the Subsidiary Guaranty Agreement or (ii) the Parent Guarantor or ARAMARK Services under Article 11, and

(e) subject to paragraph (a) above, any waiver, amendment or modification of this Agreement that by its terms expressly modifies the rights or duties under this Agreement of the Lenders of any Class but not the Lenders of any other Class may be effected by an agreement or agreements in writing entered into by the Parent Guarantor, the affected Borrower(s) and the requisite percentage in interest of the Lenders of the affected Class that would be required to consent thereto under this Section if the Lenders of such Class were the only Lenders hereunder at the time; and provided further that an amendment or waiver of the payment obligations of a Borrower with respect to any Competitive Bid Loan or Uncommitted Swingline Loan shall be effective if, and only if, signed by such Borrower and the Lender making such Competitive Bid Loan or Uncommitted Swingline Loan.

In the event that (i) a Lender shall have granted a participation pursuant to Section 13.07(b); (ii) by virtue of the participation arrangement, such Lender is required to obtain the consent of its participant to a proposed amendment to this Agreement or its Note; (iii) such participant’s consent is not forthcoming; (iv) such Lender and the other Lender are otherwise prepared to agree to such proposed amendment; and (v) such Lender shall have so certified to the Administrative Agent, then, in order to effect and in conjunction with such amendment, the Borrowers may terminate the Commitment(s) of such Lender and, on a date otherwise permitted hereunder, prepay the outstanding Loans of such Lender in their entirety, provided that the Borrowers shall have procured a substitute Lender (which may be such Lender) contemporaneously to assume the Commitment of such Lender and to fund, for the balance of the respective Interest Periods applicable thereto, the Loans prepaid pursuant to this paragraph.

Section 13.05. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to its Loans and Letter of Credit Liabilities of a particular Class which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Loans and Letter of Credit Liabilities of such Class of such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities of such Class of the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to such Loans and Letter of Credit Liabilities of the Lender shall be shared by the Lenders of such Class pro rata. Each Borrower and the Parent Guarantor agree, to the fullest extent they may effectively do so under applicable law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower or the Parent Guarantor, as the case may be, in the amount of such participation. Each Lender further agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of facility fees due with respect to its Commitments of a Class which is greater than the proportion received by any other Lender in respect of the aggregate amount of facility fees due with respect to the Commitments of such Class of such other Lender, adjustments shall be made as may be required so that all such payments of facility fees with respect to the Commitments of such Class of the Lenders shall be shared by the Lenders of such Class pro rata.

Section 13.06. New York Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of New York.

Section 13.07. Successors and Assigns. (a) All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Parent Guarantor nor the Borrowers may assign or transfer any of its rights or obligations under this Agreement without the consent of all Lenders.

(b) No Lender may assign its rights or obligations hereunder without the consent of the General Administrative Agent, the applicable Issuing Lender(s) and (unless (x) a Default exists, (y) such assignment is to an existing Lender or a Person affiliated with such Lender or (z) such assignment is by granting participations) each Borrower, which consent shall not be unreasonably withheld, and no Lender may grant participations (other than to Persons affiliated with such Lender) with respect to amounts exceeding 80% of such Lender’s Commitment; provided that nothing herein shall be deemed to prohibit (i) the granting of participations by any Lender in its rights with respect to any particular Loan or Loans or (ii) the assignment or pledge by any Lender of its Notes and its rights hereunder with respect thereto to any Federal Reserve Lender. Notwithstanding any other provision of this Agreement or the Financing Documents to the contrary, no assignment can be made to any Person who is to be a Canadian Lender unless such Person is (i) a bank, financial institution, commercial lender or institutional investor which is resident in Canada for purposes of the Income Tax Act (Canada) or (ii) an “authorized foreign bank” within the meaning of the Income Tax Act (Canada) and the assigned Loan or Commitment would be part of such Person’s “Canadian banking business” within the meaning of the Income Tax Act (Canada). Assignments shall be subject to a processing and recordation fee of $3,500 payable to the General Administrative Agent. Any agreement pursuant to which any Lender may grant a participation shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers relating to any Loan or Loans including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that (i) any such participation agreement with respect to any or all of a Lender’s Loan or Loans may provide that such Lender will not agree to any proposed modification, amendment or waiver of this Agreement without the consent of the participant which would reduce the principal of or rate of interest on such Loan or Loans or postpone the date fixed for any payment of principal of or interest on such Loan or Loans and (ii) any such participation agreement with respect to a portion of a Lender’s Commitment may provide that such Lender will not agree to any modification, amendment or waiver described in clause (i), (ii) or (iii) of Section 13.04(a) without the consent of the participant; providedfurther that any such participation agreement described in the preceding clause (ii) shall further provide that such Lender may agree to any proposed modification, amendment or waiver referred to in such clause (ii) without the consent of such participant if such participant fails to provide such Lender voting instructions with respect to such proposal within 30 days after such participant’s receipt of such proposal and such Lender’s request for such voting instructions. Any Lender that has granted or grants a participation with respect to a portion of its Commitment shall notify the Borrowers as to the amount of its Commitment subject to such participation and the identity of the participant. Each of the Administrative Agents and each Borrower may, for all purposes of this Agreement, treat any Lender as the holder of any Note drawn to its order until written notice of an assignment in accordance with this Section 13.07(b) is received by it.

(c) No assignee of any Lender’s rights or obligations shall be entitled to receive any greater payment under Section 10.03 than such Lender would have been entitled to receive with respect to the rights assigned, unless such assignment (or change in Applicable Lending Office) is made by reason of the provisions of

Section 10.02 or Section 10.03 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

Section 13.08. Collateral. Each Lender (the “Representing Lender”) represents to each Administrative Agent and each other Lender that the Representing Lender in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in the Financing Documents.

Section 13.09. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 13.10. WAIVER OF JURY TRIAL. EACH OF THE OBLIGORS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY

Section 13.11. Confidentiality. Each of the Administrative Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any suit, action or proceeding relating to this Agreement or any Financing Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or to any credit derivative transaction relating to the Obligors and their obligations; (g) with the consent of the Borrowers and the Parent Guarantor; and (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to either Administrative Agent or any Lender on a nonconfidential basis from a source other than the Obligors. For purposes of this Section, “Information” means all information received from any Obligor relating to any Obligor or any of their respective business, other than any such information that is available to either Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Obligor. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.12. Damages. Each party hereto hereby waives any claim for consequential, exemplary or punitive damages arising out of or in connection with this Agreement to the extent permitted by applicable law.

Section 13.13. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

Section 13.14. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ARAMARK SERVICES, INC.

By:	/s/ CHRISTOPHER HOLLAND

Title:	Treasurer

ARAMARK Tower 1101 Market Street Philadelphia, Pennsylvania 19107 Facsimile number: (215) 238-3284 (215) 238-3282

Taxpayer Identification Number:
95-2051630

ARAMARK UNIFORM & CAREER APPAREL GROUP, INC.

By:	/s/ CHRISTOPHER HOLLAND

Title:	Treasurer

ARAMARK Tower 1101 Market Street Philadelphia, Pennsylvania 19107 Facsimile number: (215) 238-3284 (215) 238-3282

Taxpayer Identification Number:
23-2816365

Signature Page to ARAMARK Credit Agreement

ARAMARK CANADA LTD.

By:	/s/ KAREN WETSELAAR

Title:	Vice President

811 Islington Avenue Toronto, ON M8Z 5W8 Facsimile number: (416) 255-4706

Signature Page to ARAMARK Credit Agreement

ARAMARK CORPORATION

By:	/s/ L. FREDERICK SUTHERLAND

Title:	Executive Vice President

ARAMARK Tower 1101 Market Street Philadelphia, Pennsylvania 19107 Facsimile number: (215) 238-3284 (215) 238-3282

Signature Page to ARAMARK Credit Agreement

JPMORGAN CHASE BANK, as General Administrative Agent and U.S. Lender

By:	/s/ DAWN LEE LUM

Title:	Vice President

270 Park Avenue New York, New York 10017 Facsimile number: (212) 270-5100 (713) 750-2782

JPMORGAN CHASE BANK, TORONTO BRANCH, as Canadian Administrative Agent and Canadian Lender

By:	/s/ CHRISTINE CHAN

Title:	Vice President

200 Bay Street, Suite 1800 Royal Bank Plaza, South Tower Toronto, Ontario M5J 2J2 Facsimile number: (416) 981-9128

Signature Page to ARAMARK Credit Agreement

BANK OF AMERICA, N.A.

By:	/s/ B. KENNETH BURTON, JR.

Title:	Vice President

Signature Page to ARAMARK Credit Agreement

CITIBANK, N.A.

By:	/s/ SANDY SALGADO

Title:	Vice President

Signature Page to ARAMARK Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ ROBERT H. RILEY, III

Title:	Senior Vice President

Signature Page to ARAMARK Credit Agreement

WACHOVIA BANK, N.A.

By:	/s/ DANIEL L. EVANS

Title:	Managing Director

Signature Page to ARAMARK Credit Agreement

CREDIT LYONNAIS

By:	/s/ ATTILA KOC

Title:	Senior Vice President

Signature Page to ARAMARK Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ DENISE D. KILLEN

Title:	Vice President

Signature Page to ARAMARK Credit Agreement

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANK INTERNATIONAL”, NEW YORK BRANCH

By:	/s/ STEPHANIE DEBOER

Title:	Executive Director

By:	/s/ REBECCA O. MORROW

Title:	Executive Director

Signature Page to ARAMARK Credit Agreement

NATIONAL CITY BANK, CANADA BRANCH

By:	/s/ CAROLINE STADE

Title:	Vice President

By:	/s/ G.W. HINES

Title:	Senior Vice President and Principal Officer

Signature Page to ARAMARK Credit Agreement

THE BANK OF NOVA SCOTIA, as Canadian Lender

By:	/s/ KATHLEEN COULSON

Title:	Director

By:	/s/ ALICIA OSEGUEDA

Title:	Associate

Signature Page to ARAMARK Credit Agreement

BANK OF TOKYO-MITSUBISHI TRUST COMPANY

By:	/s/ C. GIORDANO

Title:	Vice President and Team Leader

Signature Page to ARAMARK Credit Agreement

BARCLAYS BANK PLC

By:	/s/ NICHOLAS A. BELL

Title:	Director Loan Transaction Management

Signature Page to ARAMARK Credit Agreement

BNP PARIBAS

By:	/s/ WILLIAM VAN NOSTRAND

Title:	Managing Director

By:	/s/ CHRISTOPHER W. CRISWELL

Title:	Managing Director

Signature Page to ARAMARK Credit Agreement

THE BANK OF NEW YORK

By:	/s/ DAVID CSATARI

Title:	Vice President

Signature Page to ARAMARK Credit Agreement

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ JULIAN DAKIN

Title:	Senior Vice President

Signature Page to ARAMARK Credit Agreement

NATIONAL CITY BANK

By:	/s/ TARA M. HANDFORTH

Title:	Vice President

Signature Page to ARAMARK Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ TODD S. MELLER

Title:	Managing Director

Signature Page to ARAMARK Credit Agreement

BANK ONE, NA

By:	/s/ MEGAN E. MARGUARDT

Title:	Associate Director

Signature Page to ARAMARK Credit Agreement

COMERICA BANK

By:	/s/ RICHARD C. HAMPSON

Title:	Vice President

Signature Page to ARAMARK Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ THOMAS A. FOLEY

Title:	Director

By:	/s/ BELINDA J. WHEELER

Title:	Vice President

Signature Page to ARAMARK Credit Agreement

KBC BANK N.V.

By:	/s/ ROBERT SNAUFFER

Title:	First Vice President

By:	/s/ WEI-CHUN WANG

Title:	Assistant Vice President

Signature Page to ARAMARK Credit Agreement

MELLON BANK, N.A.

By:	/s/ MARIA N. SISTO

Title:	Vice President

Signature Page to ARAMARK Credit Agreement

U.S. BANK N.A.

By:	/s/ DAVID J. DANNEMILLER

Title:	Vice President

Signature Page to ARAMARK Credit Agreement

WILLIAM STREET CREDIT CORPORATION

By:	/s/ JENNIFER M. HILL

Title:	Vice President and Chief Financial Officer

Signature Page to ARAMARK Credit Agreement

PRICING SCHEDULE

Each of “Facility Fee Rate”, “Euro-Currency Margin” and “BA Margin” means, for any date, the rate set forth below in the row opposite such term and in the row corresponding to the “Utilization” at such date and under the column corresponding to the “Pricing Level” that applies for such date:

	Level I		Level II		Level III		Level IV		Level V		Level VI
Facility Fee Rate	.09%		.10%		.125%		.15%		.20%		.30%
Euro-Currency Margin Utilization <50% Utilization ≥50%	.31 .41	% %	.40 .525	% %	.50 .625	% %	.60 .725	% %	.80 1.05	% %	.95 1.20	% %
BA Margin Utilization <50% Utilization ≥50%	.31 .41	% %	.40 .525	% %	.50 .625	% %	.60 .725	% %	.80 1.05	% %	.95 1.20	% %

For purposes of this Schedule, the following terms have the following meanings, subject to the last paragraph of this Schedule:

“Level I Pricing” applies at any date if, at such date, ARAMARK Services’ long term unsecured senior, non-credit enhanced debt is rated A- or higher by S&P or A3 or higher by Moody’s.

“Level II Pricing” applies at any date if, at such date, ARAMARK Services’ long term unsecured senior, non-credit enhanced debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and Level I Pricing does not apply.

“Level III Pricing” applies at any date if, at such date, ARAMARK Services’ long term unsecured senior, non-credit enhanced debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and neither Level I Pricing nor Level II Pricing applies.

“Level IV Pricing” applies at any date if, at such date, ARAMARK Services’ long term unsecured senior, non-credit enhanced debt is rated BBB- or higher by S&P or Baa3 or higher by Moody’s and none of Level I Pricing, Level II Pricing and Level III Pricing applies.

“Level V Pricing” applies at any date if, at such date, ARAMARK Services’ long term unsecured senior, non-credit enhanced debt is rated BB+ or higher by S&P or Ba1 or higher by Moody’s and none of Level I Pricing, Level II Pricing, Level III Pricing and Level IV Pricing applies.

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“Level VI Pricing” applies at any date if, at such date, no other Pricing Level applies.

“Utilization” means, at any date, the percentage equivalent of a fraction (i) the numerator of which is the combined Total Outstanding Amount of both Classes (after giving effect to each Borrowing, issuance of a Letter of Credit or payment on such date) and (ii) the denominator of which is the aggregate amount of the combined Commitments of both Classes at such date (after giving effect to any reduction on such date).

In the case of a split rating from S&P and Moody’s (a) if the ratings differential is one grade level, the rating to be used to determine the applicable Pricing Level is the higher rating (the lower pricing) and (b) if the ratings differential is greater than one level, the rating to be used to determine the applicable Pricing Level is the rating which is one grade higher than the lower rating.

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